Exhibit 2.1

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

WII HOLDING, INC.,

QUANEX BUILDING PRODUCTS CORPORATION,

QWMS, INC.

AND

OLYMPUS GROWTH FUND IV, L.P.

(solely in its capacity as the Stockholders’ Representative hereunder)

DATED AUGUST 30, 2015

2

Annexes

Annex A	Company Subsidiary Schedule
Annex B	Stockholders
Annex C	Permitted Liens Schedule
Annex D	Transaction Tax Deductions Schedule
Annex E	Working Capital Schedule
Annex F	Third Party Consents and Estoppels

Exhibits

Exhibit 1	Escrow Agreement
Exhibit 2	RWI Policy
Exhibit 3	Form of Certificate of Merger
Exhibit 4	Form of Letter of Transmittal
Exhibit 5	Warrant Termination Agreement

3

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”) is dated as of August 30, 2015 by and among QUANEX BUILDING PRODUCTS CORPORATION, a Delaware corporation (“Parent”), QWMS, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), WII Holding, Inc., a Delaware corporation (the “Company”), Olympus Growth Fund IV, L.P., a Delaware limited partnership, solely in its capacity as the representative of the Stockholders (the “Stockholders’ Representative”) and for purposes of Section 2.3(l)(vi) and Section 6.2(n). Each of Parent, Merger Sub, the Company and the Stockholders’ Representative are referred to herein as a “Party.”

RECITALS

Parent has formed Merger Sub solely for the purpose of merging it with and into the Company, with the Company continuing as the Surviving Corporation (the “Merger”). Parent desires to acquire the Company through the Merger.

The respective boards of directors (or equivalent governing bodies) of Parent, Merger Sub and the Company have, on the terms and subject to the conditions set forth in this Agreement, (i) determined that it is fair to, and in the best interest of, their respective companies and respective equityholders for Parent to acquire all of the issued and outstanding Shares through the Merger, upon the consummation of which the Company shall be a wholly owned subsidiary of Parent and (ii) authorized and approved this Agreement, the Merger and, subject to the satisfaction of the conditions to closing, the consummation of the transactions contemplated hereby and delivered to each other written copies thereof.

The board of directors of each of the Company and Merger Sub have recommended acceptance of the Merger and adoption of this Agreement by their respective stockholders, in accordance with DGCL and, substantially concurrently with the execution and delivery hereof, the stockholders of the Company holding a majority of the issued and outstanding Shares entitled to vote thereon have adopted this Agreement by written consent, which consent has been delivered to Parent (the “Stockholder Approval”).

AGREEMENT

Now, therefore, in consideration of the foregoing and of the mutual covenants, representations, warranties and agreements herein contained, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the following terms shall have the meanings ascribed to them below.

“Action” means any complaint, petition, suit, arbitration, mediation or other similar proceeding, whether civil or criminal, at Law or in equity, in each case, filed or pending with or being conducted by any Governmental Entity, arbitration association or other tribunal.

“Adjustment Time” means 12:01 a.m. Eastern Time on the Closing Date.

“Affiliate” of any Person means any Person directly or indirectly controlling, controlled by or under common control with such Person; where “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person; provided that in no event shall (i) the Company or any Company Subsidiary be considered an Affiliate of any portfolio company of any investment fund affiliated with or managed by Olympus Partners or (ii) any portfolio company of any investment fund affiliated with Olympus Partners be considered an Affiliate of the Company or any Company Subsidiary.

“Antitrust Authorities” means the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, the attorneys general of the several states of the United States and any other Governmental Entity, including foreign Governmental Entities, having jurisdiction with respect to the transactions contemplated hereby pursuant to applicable Antitrust Laws.

“Antitrust Laws” means the Sherman Act, 15 U.S.C. §§ 1-7, as amended; the Clayton Act, 15 U.S.C. §§ 12-27, 29 U.S.C. §§ 52-53, as amended; the HSR Act; the Federal Trade Commission Act, 15 U.S.C. § 41-58, as amended; and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in New York, New York.

“Cash” means cash and cash equivalents of the Company and the Company Subsidiaries as of the Adjustment Time, which shall (i) include deposits in transit and (ii) be net of outstanding checks and any overdrafts, in each case, in accordance with GAAP and, to the extent (but only to the extent) consistent with GAAP, the Company’s accounting policies, practices, estimation methodologies, procedures and classifications.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. § 9601 et seq.

“Closing Merger Consideration” means an aggregate amount equal to (i) the Initial Purchase Price, (ii) minus the Expense Holdback Amount, (iii) minus the Purchase Price Adjustment Holdback Amount, (iv) minus the Indemnity Holdback Amount.

“Closing Per Share Merger Consideration” means (x) the Closing Merger Consideration divided by (y) the aggregate number of Shares outstanding as of immediately prior to the Effective Time plus the Warrant Shares.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Collected VAT Receivables” means any receivables collected by the Company or any of the Company Subsidiaries after Closing from the Governmental Entities of Mexico as refunds of value-added Taxes previously paid by the Company or any of the Company Subsidiaries from January 1, 2013 through December 31, 2014.

“Commercially Reasonable Efforts” means efforts customarily required in transactions of the kind and nature contemplated by this Agreement but which do not require the performing party which is acting in good faith to take any extraordinary action or expend any funds or assume any liabilities other than expenditures and liabilities contemplated by this Agreement or which are customary and reasonable in transactions of the kind and nature contemplated by this Agreement in order for the performing party to diligently pursue and timely satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement, or to perform its obligations under this Agreement.

“Company Indemnified Parties” means (i) the Stockholders, (ii) the Warrantholders and (iii) the respective Representatives, Affiliates, members, partners, equityholders, principals, successors, beneficiaries and assigns of each of the foregoing.

“Company Subsidiary” means each entity set forth on Annex A.

“Control Premium” means an amount equal to $2,485,000 payable hereunder by Parent to Olympus Growth Fund IV, L.P., on account of the additional value allocable to the controlling block of Shares held thereby in connection with the transactions contemplated by this Agreement.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Enterprise Value” means $248,500,000.

“Environmental Law” means all applicable federal, state, local and foreign laws concerning (a) protection of human health (from exposure to Hazardous Materials) or the protection of the environment or natural resources or (b) the generation, handling, use, control, management, treatment, storage, disposal, release or threat of release, or the exposure to, any Hazardous Material, including, without limitation, CERCLA, the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. § 2601 et seq., the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. § 1251 et seq., the Federal Safe Drinking Water Act, 42 U.S.C. §§ 300f

et seq., the Oil Pollution Act, 33 U.S.C. § 2701 et seq., the Federal Air Pollution Control Act, 42 U.S.C. § 7401 et seq., the National Environmental Policy Act, as amended 42 U.S.C. § 4321 et seq., the Endangered Species Act, 16 U.S.C. § 1531 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Pollution Prevention Act of 1990, 42 U.S.C. § 13101 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. § 651 et seq. (as it relates to exposure to Hazardous Materials); the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. § 6901 et seq.; and any regulations, orders or requirements thereunder, each as amended, and any equivalent or analogous Laws.

“Escrow Account” means an escrow account established with, and maintained by, the Escrow Agent in accordance with the Escrow Agreement for deposit and distribution of the Purchase Price Adjustment Holdback Amount and the Indemnity Holdback Amount in accordance with this Agreement.

“Escrow Agent” means SunTrust Bank N.A.

“Escrow Agreement” means that certain agreement by and among Parent, the Stockholders’ Representative and the Escrow Agent, substantially in the form attached hereto as Exhibit 1.

“Expense Holdback Amount” means an amount to be determined by the Stockholders’ Representative prior to Closing to be held by the Stockholders’ Representative to satisfy any expenses incurred by the Stockholders’ Representative in connection with the transactions contemplated hereby, including the settlement of any purchase price adjustment in accordance with Section 2.5 and in connection with any indemnity claim pursuant to Article VI, or in otherwise fulfilling its obligations hereunder.

“Final Purchase Price” means an aggregate amount equal to (i) the Enterprise Value, (ii) plus the Final Cash, (iii)(x) plus the amount, if any, that Final Working Capital is greater than Target Working Capital or (y) minus the amount, if any, that Final Working Capital is less than Target Working Capital, (iv) minus the Final Indebtedness, (v) minus the Final Transaction Expenses, (vi) plus the aggregate Warrant Exercise Price of all Warrant Shares, and (vii) minus the Control Premium.

“Fundamental Representations” means the representations and warranties set forth in the first sentence of Section 3.1 (Due Organization), Section 3.2(a) (Authorization), Section 3.3 (Capitalization), Section 3.14 (Brokerage), the first sentence of Section 4.1 (Due Organization), Section 4.2(a) (Authorization) and Section 4.4 (Broker’s or Finder’s Fee).

“GAAP” means generally accepted accounting principles of the United States of America consistently applied.

“Governmental Entity” means any nation or government, any state, province or other political subdivision thereof or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

“Hazardous Materials” means any substance or material: (i) the presence of which requires investigation or remediation under any Environmental Law; (ii) which is regulated by any Governmental Entity under any Environmental Law ; (iii) which consists of gasoline, diesel fuel or other petroleum hydrocarbons; or (iv) which consists of polychlorinated biphenyls, asbestos, or urea formaldehyde.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Indebtedness” means, with respect to the Company and the Company Subsidiaries, without duplication: (i) all indebtedness of the Company and the Company Subsidiaries for borrowed money (and any prepayment, breakage or similar charges payable to the extent incurred in connection with the discharge of such indebtedness at Closing); (ii) all indebtedness of the Company or any Company Subsidiary evidenced by any note, bond, debenture, mortgage or other debt instrument or debt security; (iii) all indebtedness of any third Person for which the Company or any Company Subsidiary has guaranteed payment; (iv) all lease obligations of the Company and the Company Subsidiaries required under GAAP to be capitalized; (v) the deferred and unpaid purchase price of property or services (excluding all trade payables and other current liabilities included in Working Capital); and (vi) any declared but unpaid dividends that are payable to the Stockholders as of the Closing.

“Indebtedness for Borrowed Money” means, in aggregate, the Indebtedness of the Company and the Company Subsidiaries described in clauses (i) and (ii) of the definition of Indebtedness.

“Indemnity Holdback Amount” means an aggregate amount equal to $1,242,500 plus the amount of any Collected VAT Receivables deposited with the Escrow Agent, to be held by the Escrow Agent solely to satisfy any amounts payable by the Stockholders and Warrantholders pursuant to Section 6.2 or any Shortfall to the extent that it exceeds the Purchase Price Adjustment Holdback, less any distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Initial Purchase Price” means an aggregate amount equal to (i) Enterprise Value, (ii) plus the Estimated Cash, (iii)(x) plus the amount if any, that Estimated Working Capital is greater than Target Working Capital or (y) minus the amount, if any, that Estimated Working Capital is less than Target Working Capital, (iv) minus the Estimated Indebtedness, (v) minus the Estimated Transaction Expenses, (vi) plus the aggregate Warrant Exercise Price of all Warrant Shares, and (vii) minus the Control Premium.

“Knowledge” (i) as used in the phrases “to the Knowledge of Company” or phrases of similar import means the actual conscious knowledge of Dale Herbst, Dan Miller and John Sleva, Steve Leabch, Paul Becker, Joe Beyer, Mark Borski and Sheila Krogman and (ii) as used in the phrases “to the Knowledge of Parent or Merger Sub” or phrases of similar import means the actual conscious knowledge of William Griffiths, Brent Korb and Kevin Delaney.

“Law” means any law, statute or regulation of any Governmental Entity.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Company or any Company Subsidiary.

“Lien” means any mortgage, pledge, security interest or lien, including the filing of any financing statement under the Uniform Commercial Code of any jurisdiction.

“Losses” means all losses, damages, judgments, awards and any penalties or reasonable expenses (including reasonable attorneys’ fees) incurred in connection with the foregoing.

“Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has, or would reasonably be expected to have, a material adverse effect upon the business, results of operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided however, that none of the following will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the Company or any Company Subsidiary operates; (ii) any adverse change, effect or circumstance arising out of the announcement or disclosure (intentional or otherwise) of the transactions contemplated by, or the terms of, this Agreement, including (A) losses or threatened losses of, or any adverse change in the relationship with, employees, customers, suppliers, distributors, financing sources, licensors, licensees or others having relationships with the Company or any Company Subsidiary and (B) the initiation of litigation or other administrative proceedings by any Person with respect to this Agreement or any of the transactions contemplated hereby; (iii) changes in Law or GAAP or the interpretation thereof; (iv) any financial projection, forecast or budget created prior to the Closing; (v) changes that are the result of economic factors affecting the national, regional or world economy or financial markets; (vi) any change in the financial, banking or securities markets; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of god or any other force majeure event; (viii) any national or international political or social conditions, including those in any jurisdiction in which the Company or any Company Subsidiary conducts business; (ix) the engagement by the United States in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any United States territories, possessions or diplomatic or consular offices or upon any United States military installation, equipment or personnel; (x) changes in commodities prices or the supply or demand of any raw materials; (xi) any effect on any customer or supplier of the Company or any Company Subsidiary arising from or in connection with any of the changes, events, occurrences or effects set forth in clauses (i) through (x) hereof and (xii) any consequences arising from Parent’s compliance with its obligations under Section 5.3 or the application of Antitrust Laws (including any action or judgment arising under Antitrust Laws) to the transactions contemplated by this Agreement, in each case of items (i), (iii), (v), (vi), (vii), (viii), (ix) and (x) above, except to the extent such changes, occurrences, events or developments have a disproportionate effect on the Company and the Company Subsidiaries as compared to the industry in which the Company and the Company Subsidiaries operate as a whole.

“Merger Consideration” means an aggregate amount equal to (i) Closing Merger Consideration, (ii) plus any Excess Amount, Expense Holdback Amount, Purchase Price Adjustment Holdback Amount and Indemnity Holdback Amount that is ultimately paid to the Stockholders and the Warrantholders pursuant to Section 2.5(d), Section 2.5(e), Section 2.5(f) and Article VI.

“Olympus Partners” means Olympus Growth Fund IV, L.P., Olympus Growth Fund V, L.P., Olympus Growth Fund VI, L.P., and any other investment fund or vehicle managed directly or indirectly by OGP IV LLC, OGP V LLC or OGP VI LLC or any Affiliate thereof.

“Operating Company” means Woodcraft Industries, Inc., a Delaware corporation.

“Order” means any judgment, award, order, writ, injunction or decree of any Governmental Entity.

“Owned Real Property” means all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned by the Company or any Company Subsidiary.

“Parent Indemnified Parties” means Parent, the Surviving Corporation and their Affiliates, and the Representatives, members, partners, equityholders, principals, successors and assigns of each of the foregoing.

“Per Share Merger Consideration” means the (i) Merger Consideration divided by (ii) the sum of (x) the aggregate number of Shares outstanding as of immediately prior to the Effective Time and (y) the Warrant Shares.

“Permit” means any license, permit, franchise or approval from a Governmental Entity.

“Permitted Liens” means (i) liens securing obligations under capital leases, (ii) easements, permits, rights of way, restrictions, covenants, reservations, encroachments, minor defects or irregularities in and other similar matters affecting title to the property which do not or would not materially impair the use or value of any Owned Real Property or Leased Real Property, (iii) any exceptions or other matters expressly disclosed in policies of title insurance with respect to the property that have been furnished to Parent prior to the date hereof or that are obtained by the Company pursuant to Section 5.13, (iv) Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith, (v) statutory liens in favor of suppliers of goods for which payment is not yet due or delinquent, (vi) mechanics’, materialmen’s, workmen’s, repairmen’s, landlord’s, warehousemen’s, carrier’s and other similar liens arising or incurred in the ordinary course of business which are not yet due and payable or which are being contested in good faith, (vii) liens in respect of pledges or deposits under workers’ compensation laws or similar legislation, unemployment insurance or other types of social security, (viii) municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, (ix) in the case of Leased Real Property, any liens to which the underlying fee or any other interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground leases and renewals, extensions, amendments or substitutions thereof, (x) licenses of Proprietary Rights in the ordinary course of business and (xi) those liens set forth on the Permitted Liens Schedule attached hereto as Annex C.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Pre-Closing Tax Period” means all taxable periods ending on or before the Closing Date and the portion through the Closing Date of any Straddle Period.

“Proprietary Rights” means all of the following, in any jurisdiction throughout the world: (i) patents, patent disclosures and inventions and any reissue, continuation, continuation-in-part, divisional, extension or reexamination thereof; (ii) Trademarks; (iii) works of authorship, copyrights and copyrightable works; (iv) registrations, applications for registration, and renewals of any of the foregoing; and (v) trade secrets recognized under applicable Law as “trade secrets.”

“Purchase Price Adjustment Holdback Amount” means an aggregate amount equal to $4,220,300 to be held by the Escrow Agent solely to satisfy any amounts payable to Parent pursuant to Section 2.5(e), less any distributions thereof in accordance with this Agreement and the Escrow Agreement.

“Release” means any releasing, spilling, leaking, discharging, disposing, pumping, pouring, emitting, emptying, injecting, leaching, dumping or escaping into the environment, including the abandonment or discarding of barrels, containers or other closed receptacles containing any Hazardous Materials.

“Remediation” or “Remediate” means any action required by Environmental Law to (i) clean up, remove, treat or mitigate the Release of Hazardous Materials; (ii) prevent the Release or threatened Release, or to minimize the further Release, of Hazardous Materials; or (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care of Releases of Hazardous Materials.

“Representatives” of any Person means such Person’s directors, managers, officers, employees, agents, attorneys, consultants, professional advisors or other representatives.

“RWI Policy” means the insurance policy in respect of breaches of representations and warranties procured by Parent in connection with this Agreement, the conditional binder of which is attached hereto as Exhibit 2.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shares” means shares of the Company’s common stock, $0.001 par value per share.

“Solvent” means, with respect to any Person, that (i) the property and assets of such Person, at a present fair saleable valuation, exceeds the sum of its debts (including contingent and unliquidated debts); (ii) the present fair saleable value of the property and of such Person exceeds the amount that will be required to pay such Person’s probable liabilities on its existing debts as they become absolute and matured; (iii) such Person shall not have an unreasonably small amount of capital to carry on its business; and (iv) such Person will be able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, as of such date, including contingent and other liabilities, as they mature” means that such Person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

“Stockholders” means, collectively, the holders of the Shares, as set forth on Annex B, as such Annex may be updated by the Company prior to the Closing.

“Stockholders Agreement” means that certain Stockholders Agreement, dated as of January 9, 2007, by and among the Company, Olympus Growth Fund IV, L.P. and certain other stockholder parties thereto.

“Straddle Period” means any taxable period that includes (but does not end on) the Closing Date.

“Target Working Capital” means $42,203,000.

“Tax” or “Taxes” means (i) any taxes, assessments, fees and other governmental charges, in each case, in the nature of a tax, imposed by any Governmental Entity, including income, profits, franchise, gross receipts, payroll, sales, employment-related (including, FICA, FUTA and similar tax), unemployment, disability, net proceeds, turnover, use, property, ad valorem, excise, license, value added, estimated, stamp, alternative or add-on minimum, environmental, property, personal property (tangible and intangible), leasing, lease, user, duty, capital stock, transfer, registration, fuel, highway use, excess profits, occupational, premium, windfall profit, severance, withholding and any other taxes, customs, duties, levies, assessments, in each case, in the nature of a tax, of any kind whatsoever, together with all interest, penalties, and additional charges attributable to or imposed with respect to such amounts, whether disputed or not, imposed by a Taxing Authority, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, combined, consolidated, unitary or similar group with respect to any Taxes, including any affiliated group within the meaning of Section 1504 of the Code electing to file consolidated federal income Tax Returns and any similar group under foreign, state or local law for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of the operation of law or any express or implied obligation to indemnify any other Person.

“Tax Contest” means, with respect to the Company or any Company Subsidiary, any Tax audits, inquiries, adjustments, assessments, examinations, investigations or other proceeding with or against any Taxing Authority or with respect to Taxes against the Company or the Company Subsidiaries.

“Tax Return” means any written return, declaration, report, estimate, form, claim for refund, information return or statement, including any schedule or attachment thereto and including any amendment thereof, filed or required to be filed in respect of any Taxes.

“Taxing Authority” means, with respect to any Tax, the Internal Revenue Service and any other Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Trademarks” means, collectively, trademarks, service marks and trade dress, logos, slogans, Internet domain names and other indicia of origin.

“Transaction Expenses” means (i) all fees and expenses (including fees and expenses of legal counsel (including K&E), investment bankers (including Harris Williams & Co.) and other third party advisors) incurred by the Company and the Company Subsidiaries at or prior to the Closing in connection with the negotiation of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby, (ii) all sale bonuses or similar compensatory payments triggered by the transactions contemplated hereby and payable to employees of the Operating Company at and upon the consummation of the Closing, (iii) to the extent not paid before Closing, all fees payable to Olympus Advisory Partners, Inc. or any Affiliate thereof by the Company and any Company Subsidiary, including under that certain Advisory Services Agreement, dated as of January 9, 2007, by and among the Company and Olympus Advisory Partners, Inc., and (iv) to the extent not paid before Closing, 100% of the premium for the Tail Policy.

“Transaction Tax Deductions” means, without duplication, any loss or deduction, which is deductible for income Tax purposes, resulting from or attributable to (i) Transaction Expenses; (ii) transaction costs (other than the Transaction Expenses) of any of the Company or the Company Subsidiaries arising from, incurred in connection with or incident to this Agreement and the transactions contemplated hereby that are paid on or prior to the Closing Date or included in the computation of the Final Working Capital; (iii) fees, expenses and interest (including amounts treated as interest for Tax purposes and any breakage fees) incurred by any of the Company or the Company Subsidiaries, and any unamortized deferred financing costs, with respect to the payment of Indebtedness in connection with the transactions contemplated by this Agreement; and (iv) any amounts set forth on the Transaction Tax Deductions Schedule attached hereto as Annex D.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any similar State Law.

“Warrant Consideration” means, with respect to each Warrantholder, an aggregate amount equal to (i)(x) the Warrant Shares held by such Warrantholder multiplied by (y) the Closing Per Share Merger Consideration, minus (ii) the Warrant Exercise Price of such Warrant Shares.

“Warrant Exercise Price” means $0.01 per share.

“Warrant Shares” means, with respect to each Warrantholder, 1,752.60 Shares.

“Warrantholder” means each of Norwest Mezzanine Partners III, L.P. and OCM Capital Mezzanine Fund II, L.P.

“Working Capital” means (i) the consolidated current assets (excluding Cash, income Tax assets and deferred Tax assets) of the Company and the Company Subsidiaries set forth on the Working Capital Schedule attached hereto as Annex E, minus (ii) the consolidated current liabilities (excluding Indebtedness, Transaction Expenses, income Tax liabilities and deferred Tax liabilities) of the Company and the Company Subsidiaries set forth on the Working Capital Schedule attached hereto as Annex E, in each case, determined as of the Adjustment Time in accordance with GAAP (except as set forth on the Working Capital Schedule attached hereto as Annex E) and the Company’s accounting policies, practices, estimation methodologies, procedures and classifications. The Working Capital Schedule attached hereto as Annex E sets forth (A) the balance sheet accounts in respect of current assets and current liabilities that shall be the exclusive accounts used for purposes of determining Estimated Working Capital and Final Working Capital and (B) an illustrative calculation of Working Capital as of December 31, 2014 using such balance sheet accounts.

Section 1.2 Additional Defined Terms. Each term below has the meaning ascribed to such term in the Article or Section set forth opposite such term:

Defined Term	Section

280G Stockholder Vote	Section 5.14
Agreement	Preamble
Authorizations	Section 3.16
Balance Sheet Date	Section 3.5(a)
Certificate of Merger	Section 2.1(a)
Claim Notice	Section 6.2(f)
Closing	Section 2.3
Closing Date	Section 2.3
Closing Item	Section 2.5(a)
Closing Statement	Section 2.5(a)
Company	Preamble
Company Employees	Section 5.4
Company Proprietary Rights	Section 3.13(a)
Confidentiality Agreement	Section 5.2
Contracting Parties	Section 8.4
D&O Provisions	Section 5.5(a)
Deductible	Section 6.2(c)
Defense Notice	Section 6.2(g)
Direct Claim	Section 6.2(j)
Dispute Notice	Section 2.5(c)
Effective Time	Section 2.1(a)
Employee Benefit Plan	Section 3.10(a)
End Date	Section 7.1(b)(ii)

Defined Term	Section

ERISA	Section 3.10(a)
Estimated Cash	Section 2.2
Estimated Closing Statement	Section 2.2
Estimated Indebtedness	Section 2.2
Estimated Transaction Expenses	Section 2.2
Estimated Working Capital	Section 2.2
Excess Amount	Section 2.5(d)
Excess Parachute Payment	Section 2.8(b)(v)
Expiration Date	Section 6.1
Express Representations	Section 5.9(j)
FCPA	Section 3.22
Final Cash	Section 2.5(a)
Final Indebtedness	Section 2.5(a)
Final Transaction Expenses	Section 2.5(a)
Final Working Capital	Section 2.5(a)
Financial Statements	Section 3.5(a)
Funds Flow	Section 2.3
General Cap	Section 6.2(c)
Indemnified Persons	Section 5.5(a)
Indemnitee	Section 6.2(f)
Indemnitor	Section 6.2(f)
IRS	Section 3.10(a)
K&E	Section 8.16
Leases	Section 3.17(b)
Letter of Transmittal	Section 2.1(b)(vi)
Material Contract	Section 3.15(b)
Material Customer	Section 3.21
Material Supplier	Section 3.21
Merger Sub	Preamble
Merger	Recitals
New Plans	Section 5.4
Non-U.S. Employee Benefit Plan	Section 3.10(a)
Nonparty Affiliates	Section 8.4
Notice Period	Section 6.2(f)
Parent	Preamble
Party	Preamble
Pre-Closing Tax Contest	Section 5.9(a)(iii)
Post-Closing Representation	Section 8.16
Real Property	Section 3.17(c)
Remaining Holdback Amount	Section 2.5(e)
Resolution Period	Section 2.5(c)
Review Period	Section 2.5(c)
Shortfall Amount	Section 2.5(e)
Stockholder Approval	Recitals
Stockholders’ Representative	Preamble

Defined Term	Section

Straddle Period Tax Contest	Section 5.9(b)
Surviving Corporation	Section 2.1(a)
Tail Policy	Section 5.5(b)
Third-Party Claim	Section 6.2(f)
Title Documents	Section 5.13
Transfer Taxes	Section 5.9(d)
Valuation Firm	Section 2.5(c)
Waiving Parties	Section 8.16

ARTICLE II

MERGER

Section 2.1 Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) The Merger will be consummated by the filing of a certificate of merger in substantially the form attached hereto as Exhibit 3 with the Secretary of State of the State of Delaware (the “Certificate of Merger”) in accordance with DGCL. Upon such filing, Merger Sub shall be merged with and into the Company, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation under the laws of the State of Delaware (the “Surviving Corporation”). The date and time when the Certificate of Merger is filed and the Merger becomes effective is hereinafter referred to as the “Effective Time.”

(b) At the Effective Time, by virtue of the Merger and without any further action by any other Person:

(i) all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation and all debts, liabilities, obligations and duties of the Company and Merger Sub shall become debts, liabilities, obligations and duties of the Surviving Corporation;

(ii) (A) the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation as of the Effective Time; and (B) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation as of the Effective Time;

(iii) (A) the directors of Merger Sub at the Effective Time shall be the directors of the Surviving Corporation and (B) the officers of Merger Sub at the Effective Time shall be the officers of the Surviving Corporation, in each case until successors are duly elected or appointed in accordance with the certificate of incorporation and bylaws of the Surviving Corporation and the DGCL;

(iv) the Stockholders’ Agreement shall terminate;

(v) each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation; and

(vi) each Share issued and outstanding immediately prior to the Effective Time and all rights in respect thereof shall forthwith cease to exist and be converted into and represent the right to receive, upon delivery of a duly-executed and completed letter of transmittal in the form attached hereto as Exhibit 4 (“Letter of Transmittal”), the Per Share Merger Consideration.

Section 2.2 Delivery of Closing Statement. At least two Business Days prior to the Closing Date, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) setting forth the Company’s good faith estimate of: (a) Cash (the “Estimated Cash”), (b) Working Capital (the “Estimated Working Capital”), (c) the aggregate amount of Indebtedness of the Company and the Company Subsidiaries as of the Closing (the “Estimated Indebtedness”), (d) the aggregate amount of Transaction Expenses (the “Estimated Transaction Expenses”) and (e) the resulting Closing Merger Consideration and corresponding Closing Per Share Merger Consideration. With respect to the items set forth on the Estimated Closing Statement, the exchange rate of any currency other than U.S. Dollars shall be determined based on the published Wall Street Journal rate on the date the Estimated Closing Statement is delivered by the Company to Parent.

Section 2.3 Closing; Closing Deliverables; Delivery of Funds; Payment of Merger Consideration, Indebtedness for Borrowed Money and Transaction Expenses. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place by conference call and by exchange of signature pages by email or fax at 9:00 a.m. Eastern Time (x) on the later of (i) November 2, 2015 or (ii) the second Business Day following the satisfaction or waiver of the conditions set forth in Section 2.8 (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) or (y) on such other date as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”). At the Closing:

(a) the Company shall file the Certificate of Merger with the Secretary of State of the State of Delaware and request that the Secretary of State provide evidence of such filing within 30 minutes of such filing;

(b) the Company shall deliver or cause to be delivered to Parent a certificate signed by an authorized officer of the Company dated as of the Closing Date, to the effect that the conditions set forth in Section 2.8(b)(i) and Section 2.8(b)(ii) have been satisfied;

(c) Parent shall deliver to the Company a certificate signed by an authorized officer of Parent, dated as of the Closing Date, to the effect that the conditions set forth in Section 2.8(c)(i) and Section 2.8(c)(ii) have been satisfied;

(d) the Company shall deliver to Parent payoff letters in customary form and substance from all holders of Indebtedness for Borrowed Money confirming that, upon receipt of a specified dollar amount on the Closing Date, all such Indebtedness will be fully repaid, and all commitments, if any, will be terminated and cancelled and including appropriate provisions for the termination and release of all Liens securing such Indebtedness;

(e) the Company shall deliver to Parent a duly completed and properly executed certificate pursuant to Treasury Regulations Sections 1.897-2(h) and 1.1445-2(c), dated as of the Closing Date, certifying that no interest in the Company is a United States real property interest within the meaning of Section 897 of the Code;

(f) the Company shall deliver to Parent a certificate duly executed by the Secretary of the Company (i) attaching and certifying on behalf of the Company complete and correct copies of (A) the certificate of incorporation and bylaws or any comparable charter document of the Company and each Company Subsidiary as in effect as of the Closing, (B) the resolutions of the Board of Directors of the Company authorizing the execution, delivery and performance by the Company of this Agreement and the Merger, and (C) the Stockholder Approval, and (ii) attaching good standing and existence certificates of the Company and, to the extent applicable, each Company Subsidiary in the state of its formation and in each other jurisdiction in which it is qualified to do business;

(g) the Company shall deliver to Parent the Warrant Termination Agreements, substantially in the form attached hereto as Exhibit 5, duly executed by the Company and each Warrantholder;

(h) the Company shall deliver to Parent resignations of each director and officer of the Company and each Company Subsidiary, effective concurrently with the Closing;

(i) the Company shall deliver to Parent a termination of that certain Management Rights Agreement by and between OCM Mezzanine Fund II, L.P. and the Company, duly executed by such Persons and effective concurrently with the Closing;

(j) Parent and Merger Sub shall deliver evidence that the RWI Policy has been incepted;

(k) Parent, the Stockholders’ Representative and the Escrow Agent shall have executed and delivered the Escrow Agreement;

(l) Parent shall pay by wire transfer of immediately available funds:

(i) to the Company’s lenders set forth on the Estimated Closing Statement, the Indebtedness for Borrowed Money in the aggregate amounts set forth on the copies of the payoff letters delivered to Parent prior to the Closing by the Company;

(ii) to the payees set forth in the Estimated Closing Statement, all Transaction Expenses that do not constitute compensatory payments to employees;

(iii) to the Operating Company, all Transaction Expenses set forth on the Estimated Closing Statement that constitute compensatory payments to employees, to be further paid to such employees by the Operating Company, net of the applicable withholding amounts pursuant to Section 2.4;

(iv) to each Stockholder who has furnished a Letter of Transmittal at or prior to Closing, the aggregate Closing Per Share Merger Consideration to which such Stockholder is entitled on account of such Stockholder’s Shares as directed by the Stockholders’ Representative in writing prior to the Closing;

(v) to each Warrantholder, the Warrant Consideration payable in respect of the Warrant held thereby;

(vi) to Olympus Growth Fund IV, L.P., the Control Premium in respect of the Shares held thereby;

(vii) to the Stockholders’ Representative, an aggregate amount equal to the Expense Holdback Amount; and

(viii) to the Escrow Agent, an aggregate amount equal to the Purchase Price Adjustment Holdback Amount and the Indemnity Holdback Amount.

The payments to be made by Parent pursuant to this Section 2.3 shall be made to the accounts designated in writing by the applicable payees, as memorialized in the funds flow memorandum mutually agreed to by the Parties (the “Funds Flow”).

Section 2.4 Withholding. Notwithstanding any provision hereof to the contrary, Parent, the Surviving Corporation and any of the Company Subsidiaries shall be entitled to deduct and withhold any Tax from any amounts payable under this Agreement that Parent, the Surviving Corporation or such Company Subsidiary is required to deduct and withhold pursuant to any provision of Law, including amounts treated as compensation for Tax purposes; provided, however, that Parent will use Commercially Reasonable Efforts to give the Stockholders’ Representative advance notice of such withholding requirement and an opportunity to take reasonable action to lawfully remove or avoid such requirement. To the extent that amounts are so withheld by Parent, the Surviving Corporation or any of the Company Subsidiaries under any provision of this Agreement, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the recipients in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the applicable Company Subsidiary.

Section 2.5 Determination of Purchase Price Adjustment.

(a) Within 90 calendar days after the Closing Date, Parent shall deliver to the Stockholders’ Representative a statement (the “Closing Statement”) setting forth in reasonable detail Parent’s good faith calculation of the following items (each a “Closing Item”): (i) Cash (as finally determined pursuant to this Section 2.5, “Final Cash”), (ii) Working Capital (as finally determined pursuant to this Section 2.5, the “Final Working Capital”); (iii) the aggregate amount of Indebtedness of the Company and the Company Subsidiaries as of the Closing (as finally determined pursuant to this Section 2.5, “Final Indebtedness”); (iv) the aggregate amount of Transaction Expenses (as finally determined pursuant to this Section 2.5, the “Final Transaction Expenses”); and (v) the resulting calculation of the Final Purchase Price. With respect to any Closing Item (and each line item thereof), the exchange rate of any currency other than U.S. Dollars shall be determined based on the published Wall Street Journal rate on the date the Estimated Closing Statement was delivered by the Company to Parent.

(b) From and after the Stockholders’ Representative’s receipt of the Closing Statement until the Closing Items are finally determined pursuant to this Section 2.5, the Stockholders’ Representative, its Affiliates and their auditors, accountants and other Representatives shall be permitted reasonable access to the Surviving Corporation, its Subsidiaries and their auditors, accountants, personnel, books and records and any other documents or information reasonably requested by the Stockholders’ Representative (including the information, data and work papers used by Parent and/or the Company’s auditors or accountants that assisted in the preparation of the Closing Items).

(c) The Stockholders’ Representative shall have 30 calendar days after its receipt of the Closing Statement (the “Review Period”) within which to review Parent’s calculation of the Closing Items. If the Stockholders’ Representative disputes any of the Closing Items, the Stockholders’ Representative shall notify Parent in writing of its objection to such Closing Item(s) within the Review Period, together with a description of the basis for and dollar amount of such disputed items (to the extent reasonably possible) (a “Dispute Notice”). The Closing Items, as set forth in the Closing Statement, shall become final, conclusive and binding on the Parties unless the Stockholders’ Representative delivers to Parent a Dispute Notice within the Review Period. If the Stockholders’ Representative timely delivers a Dispute Notice, any amounts on the Closing Statement not objected to by the Stockholders’ Representative in the Dispute Notice (or by Parent as a result of the items disputed by the Stockholders’ Representative in any such Dispute Notice) shall be final, conclusive and binding on the Parties, and Parent and the Stockholders’ Representative shall, within 30 calendar days following Parent’s receipt of such Dispute Notice (the “Resolution Period”), use Commercially Reasonable Efforts to attempt to resolve in writing their differences with respect to the matters set forth in the Dispute Notice (and any matters with respect to the Closing Items which Parent is disputing as a result of the matters set forth in the Dispute Notice, or any disputed matters arising out of the foregoing) and any such resolution shall be final, conclusive and binding on the Parties. If, at the conclusion of the Resolution Period, any amounts remain in dispute, then each of Parent and the Stockholders’ Representative shall submit all items remaining in dispute to a nationally or regionally recognized accounting firm mutually acceptable to Parent and the Stockholders’ Representative (the “Valuation Firm”) for resolution by delivering within 10 calendar days after the expiration of the Resolution Period to the Valuation Firm their written position with respect to such items remaining in dispute. The fees and expenses of the Valuation Firm pursuant to this Section 2.5(c) shall be divided between Parent and the Stockholders’ Representative in proportion to the proximity of their respective positions to the determination of the Valuation Firm, with such division being determined by the Valuation Firm (it being understood that the Stockholders’ Representative shall be entitled to pay all such fees out of the Expense Holdback Amount). The Valuation Firm shall determine, based solely on the submissions by the Stockholders’ Representative and Parent, and not by independent review, only those issues set forth in the Dispute Notice that remain in dispute and shall determine a value for any such disputed item which is equal to or between the final values proposed by Parent and the Stockholders’ Representative in their respective submissions. The Parties shall request that the Valuation Firm make a decision with respect to all disputed items within 30 calendar days after the submissions of the Parties, and in any event as promptly as practicable. The final determination with respect to all dispute items shall be set forth in a written statement by the Valuation Firm delivered to Parent and the Stockholders’ Representative and shall be final, conclusive and binding on Parent and the Stockholders. Parent and the Stockholders’ Representative shall promptly execute any reasonable engagement letter requested by the Valuation Firm and shall each cooperate fully with the Valuation Firm, including by providing the information, data and work papers used by each Party to prepare and/or calculate the Closing Items, making its personnel and accountants available to explain any such information, data or work papers, so as to enable the Valuation Firm to make such determination as quickly and as accurately as practicable.

(d) If the Final Purchase Price is greater than the Initial Purchase Price (such excess amount, the “Excess Amount”), then, within three Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, Parent shall pay (without interest) to each Stockholder who has delivered a Letter of Transmittal and each Warrantholder, in each case by wire transfer of immediately available funds to such Stockholder’s or Warrantholder’s account set forth in the Funds Flow, the aggregate portion of the Excess Amount that such Stockholder or Warrantholder, as applicable, is entitled to in accordance with Section 2.5(g). Upon such payment of the Excess Amount by Parent, Parent and the Stockholders’ Representative shall deliver joint instructions to the Escrow Agent to release to the Stockholders’ and Warrantholders’ accounts set forth in the Funds Flow an aggregate amount equal to the Purchase Price Adjustment Holdback Amount allocated among the Stockholders and Warrantholders in accordance with Section 2.5(g).

(e) If the Final Purchase Price is less than the Initial Purchase Price (such shortfall amount, the “Shortfall Amount”), Parent and the Stockholders’ Representative shall, within three Business Days after the Final Purchase Price is finally determined pursuant to this Section 2.5, deliver joint written instructions to the Escrow Agent to release to the account designated by Parent an aggregate amount equal to the Shortfall Amount from the funds available in the Escrow Account (i.e., first from the Purchase Price Adjustment Amount and, if the Purchase Price Adjustment Amount is less than the Shortfall Amount, such deficit from the Indemnity Holdback Amount). If the Shortfall Amount is less than the Purchase Price Adjustment Holdback Amount (such difference, the “Remaining Holdback Amount”), then Parent and the Stockholders’ Representative shall include in such joint written instructions that the Escrow Agent release to the Stockholders’ and Warrantholders’ accounts set forth in the Funds Flow an aggregate amount equal to the Remaining Holdback Amount allocated among the Stockholders and Warrantholders in accordance with Section 2.5(g).

(f) Unless the Stockholders’ Representative determines otherwise, on the first anniversary of the Closing Date, the Stockholders’ Representative shall pay to the Stockholders and Warrantholders an aggregate amount equal to the remaining Expense Holdback Amount allocated among the Stockholders and Warrantholders in accordance with Section 2.5(g).

(g) All amounts payable to the Stockholders and Warrantholders pursuant to this Section 2.5 shall be paid as if such amounts had been included in the Closing Merger Consideration.

(h) Any payments made pursuant to this Section 2.5 shall be deemed an adjustment to the Final Purchase Price.

Section 2.6 No Further Rights of Transfers. At and after the Effective Time, (a) each Stockholder shall cease to have any rights as an equityholder of the Company, except as otherwise required by applicable Law and except for the right of each Stockholder to deliver a duly executed and completed Letter of Transmittal in exchange for payment of the portion of the Merger Consideration such Stockholder is entitled to pursuant to this Agreement in the manner and at the times set forth herein and (b) no transfer of Shares shall be made on the transfer books of the Surviving Corporation. Immediately after the Effective Time, the stock ledger of the Company shall be closed.

Section 2.7 Post-Closing Payments; Section 262 Notices; Dissenting Shares.

(a) As soon as practicable after the date of this Agreement, the Company shall mail to any Stockholder that has not theretofore executed the Stockholder Approval, an information statement describing the transactions contemplated hereby as provided in Section 228 of the Delaware Corporation Law and request that such Stockholder execute a joinder to the Stockholder Approval adopting this Agreement and waive any appraisal rights under Section 262 of the Delaware Corporation Law. Adoption of this Agreement by the Stockholders shall not restrict the ability of the Company’s board of directors to terminate or amend this Agreement to the extent not prohibited under Section 251(d) of the Delaware Corporation Law.

(b) All Stockholders that have delivered a duly-executed Letter of Transmittal on or prior to the Closing Date shall be paid at the Closing and any Stockholder that delivers a duly-executed Letter of Transmittal after the Closing Date shall be paid (without interest) as promptly as practicable upon delivery of such duly-executed Letter of Transmittal.

(c) Notwithstanding any other provision of this Agreement to the contrary, any Shares that are outstanding immediately prior to the Effective Time and which are held by Stockholders who shall not have voted in favor of the Merger or consented thereto in writing and who shall have properly demanded and are entitled to appraisal for such Shares in accordance with the DGCL shall not be converted into or represent the right to receive the applicable portion of the Merger Consideration. Such Stockholders instead shall be entitled to receive payment of the appraised value of such Shares held by them in accordance with the provisions of the DGCL, solely to the extent such Stockholders have perfected and not withdrawn and are otherwise entitled to appraisal in accordance with the DGCL. If any such Stockholder is not entitled to appraisal of such Stockholder’s Shares in accordance with the DGCL or otherwise withdraws such Stockholder’s demand for appraisal, such Stockholder shall be entitled to receive, without any interest thereon, the applicable portion of the Merger Consideration in the manner provided in this Article II. The Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Closing pursuant to the

DGCL that relates to such demand, and Parent shall have the opportunity and right to direct all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.8 Conditions to Closing.

(a) Conditions to the Obligations of Each Party. The respective obligations of Parent, Merger Sub and the Company to consummate the Merger are subject to the satisfaction, at or before the Closing Date, of each of the following conditions:

(i) Injunctions; Illegality. There shall not be any applicable Law in effect that makes the consummation of the Merger illegal or any final and non-appealable order in effect preventing the consummation of the Merger, and no Action shall have been commenced against Parent, Merger Sub or the Company that, if successful, would prevent the Merger;

(ii) Antitrust Laws; Similar Laws. All waiting periods, filings or approvals under the Antitrust Laws or regulations identified on Schedule 2.8(a)(ii) required to consummate the Merger under applicable Law shall have expired, been terminated, been made or been obtained; and

(iii) Stockholder Approval. The Stockholder Approval shall have been obtained.

(b) Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction or waiver by Parent on or prior to the Closing Date of the following further conditions:

(i) Performance. The Company shall have performed or complied in all material respects with the covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(ii) Representations and Warranties. The representations and warranties of the Company contained in Article III shall be true and correct (without giving effect to any limitation or qualification on any representation or warranty indicated by the words “Material Adverse Effect” or “material”) as of the Closing Date as if made at and as of such time (other than those made as of a specified date, which shall be true and correct as of such specified date), except to the extent such failure of the representations and warranties to be so true and correct, when taken as a whole, would not have a Material Adverse Effect.

(iii) No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any Material Adverse Effect.

(iv) Appraisal Rights. Holders of no more than 0.5% of the Shares outstanding as of immediately prior to the Adjustment Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 262 of the DGCL with respect to such Shares.

(vi) Closing Deliveries. The Company shall have delivered the items required to be delivered by the Company pursuant to and in accordance with Section 2.3.

(c) Conditions to the Obligations of the Company. The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver by the Company on or prior to the Closing Date of the following further conditions:

(i) Performance. Parent and Merger Sub shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by Parent or Merger Sub, as the case may be, on or prior to the Closing Date.

(ii) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in Article IV shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such time (other than those made at and as of a specified date, which shall be true and correct in all material respects at and as of such specified date).

(iii) Closing Deliveries. Parent and Merger Sub shall each have delivered the items required to be delivered by it pursuant to and in accordance with Section 2.3.

(d) Frustration of Closing Conditions. None of Parent, Merger Sub, or the Company may rely on the failure of any condition set forth in this Section 2.8 to be satisfied if such failure was caused by such Party’s breach of this Agreement, including as a result of the failure to use its Commercially Reasonable Efforts to cause the Closing to occur as required by Section 5.1(b) and Section 5.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth on the Schedules delivered in connection with this Agreement the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Due Organization, Good Standing and Corporate Power. The Company and each Company Subsidiary is duly organized, validly existing and, if applicable, in good standing (or equivalent, if applicable) under the Laws of its jurisdiction of organization and, as of the date hereof, each has all requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company and each Company Subsidiary is duly qualified or licensed to do business and is in good standing (or equivalent), if applicable, in each jurisdiction where the conduct of the business of the Company or such Company Subsidiary, as the case may be, requires such license or qualification, except in such jurisdictions where the failure to be so qualified or licensed and in good standing (or equivalent), if applicable, would not be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.2 Authorization; Noncontravention.

(a) The Company has the requisite corporate power and authority and has taken all corporate action necessary to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company have been duly authorized and approved in accordance with the certificate of incorporation and bylaws of the Company. No other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company (other than the Stockholder Approval and the filing of the Certificate of Merger as required by the DGCL). The Stockholder Approval is the only vote of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and approve and consummate the Merger. This Agreement has been duly executed and delivered by the Company and, assuming that this Agreement constitutes a valid and binding obligation of Parent and Merger Sub, constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement do not, and the consummation by the Company on the Closing Date of the transactions contemplated by this Agreement will not, (i) conflict with any provisions of the Company’s certificate of incorporation or bylaws, (ii) subject to the filings required under the Antitrust Laws and the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4(a) and Section 3.4(b), conflict with or result in a breach of or default under (including a breach due to the failure to notify or obtain the prior consent or waiver of any Person) any Material Contract, result in, require or permit the creation or imposition of any Lien upon the assets of the Company or any Company Subsidiary, or result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any contract to which the Company or any Company Subsidiary is a party or by which the Company, any Company Subsidiary or any of their respective assets is bound or subject or (iii) subject to the filings required under the Antitrust Laws and the consents, approvals, authorizations, declarations, filings and notices referred to in Section 3.4(a) and Section 3.4(b), contravene any domestic or foreign Law or any Order currently in effect and applicable to the Company or any Company Subsidiary.

Section 3.3 Capitalization. As of the date hereof, there are 171,754.745 Shares outstanding. The Company and each Company Subsidiary has the capitalization set forth on Schedule 3.3. All issued and outstanding shares of capital stock, membership interests or other equity interests of the Company and each Company Subsidiary, as applicable, have been duly authorized and validly issued and are fully paid and nonassessable, and were not issued in violation of any preemptive rights. Except as set forth on Schedule 3.3 and under the Stockholders Agreement, neither the Company nor any Company Subsidiary is a party to any outstanding option, warrant, call, put, right of first refusal or subscription agreement which obligates it to issue, sell or transfer, or repurchase or redeem any shares of the capital stock, membership interests or other equity interest in the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary directly or indirectly owns, controls or has any ownership interest in any Person other than the Company Subsidiaries.

Section 3.4 Consents and Approvals. Assuming any filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity, which has not been received or made, is required with respect to the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for i) the filing of the Certificate of Merger, and ii) the consents or filings set forth on Schedule 3.4.

Section 3.5 Financial Statements; No Undisclosed Liabilities.

(a) Attached to Schedule 3.5(a) are the following financial statements (collectively, the “Financial Statements”): (i) the audited consolidated balance sheet of the Company and the Company Subsidiaries and the related audited consolidated statements of income and consolidated statements of cash flows for the fiscal year ended December 31, 2014, and (ii) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries (the “Balance Sheet”) as of June 30, 2015 (the “Balance Sheet Date”) and the related unaudited consolidated statements of income and consolidated statements of cash flows for the six months ended on the Balance Sheet Date. Except as set forth on Schedule 3.5(a) or as otherwise noted therein and subject to the absence of footnotes and year-end adjustments with respect to any unaudited Financial Statements, the Financial Statements present fairly, in all material respects, the financial condition of the Company and the Company Subsidiaries as of the respective dates thereof and/or the operating results of the Company and the Company Subsidiaries for the periods covered thereby, in each case, in conformity with GAAP in all material respects.

(b) The Company and the Company Subsidiaries do not have any liabilities, of any nature whatsoever, asserted or unasserted, absolute or contingent, accrued or unaccrued or matured or unmatured, except (i) for liabilities disclosed in notes to the Financial Statements and liabilities reflected on the Balance Sheet, including reserves for liabilities and any contingent obligations, (ii) for liabilities incurred in the ordinary course of business since the Balance Sheet Date or which are included as current liabilities in Working Capital, (iii) for obligations under contracts to which the Company or such Company Subsidiary is a party, (iv) as set forth on the Schedules; and (v) as would not cause a Material Adverse Effect.

(c) Since January 9, 2007, there has not been any fraud, whether or not material, that involves management or employees of the Company or the Company Subsidiaries who have a significant role over the financial reporting of the Company or the Company Subsidiaries. Neither the Company, the Company Subsidiaries, nor to the Knowledge of the Company, any banking, financial or other outside advisors or independent accountants of the Company or the Company Subsidiaries have received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of the Company or the Company Subsidiaries or their internal controls, including any complaint, allegation, assertion or claim that the Company or any Company Subsidiary has engaged in improper or fraudulent accounting or auditing practices.

Section 3.6 Absence of Certain Changes. Except as set forth on Schedule 3.6, or in connection with the transactions contemplated hereby, during the period from the Balance Sheet Date to the date hereof, (a) there has not been a Material Adverse Effect and (b) other than in the ordinary course of business, neither the Company nor any Company Subsidiary has:

(i) sold, leased, assigned, transferred or otherwise disposed of any tangible material assets or properties (other than the sale of inventory in the ordinary course of business and the sale or disposal of obsolete equipment);

(ii) made or granted any material bonus or any material salary increase to any director or senior executive of the Company or the Company Subsidiaries;

(iii) except as required by applicable Law, amended in any material respect, terminated or adopted any Employee Benefit Plan;

(iv) made any change in any method of accounting or accounting policies;

(v) made or changed any election relating to Taxes;

(vi) amended or terminated (prior to its expiration) any Material Contract (other than extension or renewal of any Lease in the ordinary course of business);

(vii) instituted or settled any Action;

(viii) amended its charter, by-laws or other organizational documents;

(ix) except for the Merger, adopted any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy with respect to the Company or the Company Subsidiaries under any provisions of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(x) to the Knowledge of the Company, suffered any damage, destruction or other casualty loss in excess of $500,000 of tangible property owned by the Company or the Company Subsidiaries or used in the operation of their business, whether or not covered by insurance;

(xi) other than in the ordinary course of business, increased the wages, salaries, compensation, pension, other retirement, severance or termination benefits, fringe benefits or perquisites for any employee, officer or director of the Company or the Company Subsidiaries;

(xii) waived any material benefits of, or agreed to modify in any material respect, any confidentiality, standstill, non-competition, non-solicitation or similar agreement to which the Company or any Company Subsidiary is a party; or

(xiii) become bound to do any of the foregoing.

Section 3.7 Compliance with Laws. Except as set forth on Schedule 3.7, the operations of the Company and the Company Subsidiaries are, and for the immediately prior three years, have been in compliance in all material respects with all applicable Laws and, as of the date hereof, no written notices have been received by the Company or any Company Subsidiary at any time during the immediately prior three years from any Governmental Entity alleging a violation of any such Laws; provided that this Section 3.7 does not address (and no representations or warranties are being made in respect of compliance with) (x) Environmental Laws, (y) Laws in respect of Taxes or (z) Laws in respect of Employee Benefit Plans or Non-U.S. Employee Benefit Plans, which are exclusively addressed by Section 3.16, Section 3.12 and Section 3.10, respectively.

Section 3.8 Permits. Each of the Company and the Company Subsidiaries holds all material Permits required for the ownership and use of its assets and properties and the conduct of its business (including for the occupation and use of the Leased Real Property) as currently conducted and is in compliance with all material terms and conditions of such Permits. All of the Permits are in full force and effect and are set forth on Schedule 3.8.

Section 3.9 Litigation. Except as set forth on Schedule 3.9, as of the date hereof, there are no Actions pending or, to the Knowledge of the Company, threatened, against or by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary is subject to or bound by any outstanding Orders.

Section 3.10 Employee Benefit Plans.

(a) Schedule 3.10(a) hereto sets forth a true and complete list of each “employee benefit plan” as defined by Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and each other bonus, incentive compensation, deferred compensation, profit sharing, savings, severance, supplemental unemployment, layoff, salary continuation, retirement, pension, health, life insurance, dental, disability, accident, group welfare benefit insurance, vacation, holiday, sick leave, material fringe benefit or welfare plan, and any other material employee compensation or benefit plan, agreement, policy, contract, or program (whether qualified or nonqualified), which is sponsored, maintained or contributed to by the Company or any Company Subsidiary, or with respect to which the Company or any Company Subsidiary has any liability (each, but not including any compensation or benefit plan, program or arrangement that is maintained or contributed to by the Company or any Company Subsidiary or with respect to which the Company or any Company Subsidiary has any liability, contingent or otherwise, for the benefit of employees or individual workers located primarily outside of the United States (a “Non-U.S. Employee Benefit Plan”) or any benefit or compensation plan program or arrangement sponsored, maintained or administered by a Governmental Entity or required to be maintained or contributed to by Law (an “Employee Benefit Plan” and collectively, the “Employee Benefit Plans”). Schedule 3.10(a)(ii) hereto also sets forth a true and complete list of each material Non-U.S. Employee Benefit Plan, other than any benefit or compensation plan program or arrangement sponsored, maintained or administered by a Governmental Entity or required to be maintained or contributed to by Law.

(b) The Company has made available to Parent true and complete copies of, to the extent applicable, (i) the current plan documents for all Employee Benefit Plans and any current related trust agreements, annuity contracts, or other material funding instruments, and all other material contracts and agreements, including third party administration agreements, business associate agreements and service agreements, maintained in connection with the operation of the Employee Benefit Plans, (ii) the latest determination, opinion or advisory letter, if any, issued by the Internal Revenue Service (the “IRS”) with respect to any Employee Benefit Plan intended to be qualified or exempt under Section 401 or 501 of the Code, as applicable, (iii) the Forms 5500 and certified financial statements for the most recently completed three fiscal years for each Employee Benefit Plan required to file such form, and (iv) the most recent summary plan description for each Employee Benefit Plan for which a summary plan description is required, if any, including any summaries of material modifications thereto, and the most recent summary prepared for each other Employee Benefit Plan and Non-U.S. Employee Benefit Plan, if any, distributed to participants and beneficiaries.

(c) Each Employee Benefit Plan and Non-U.S. Employee Benefit Plan has been maintained, operated, and administered in accordance with its terms, and in compliance with all applicable Laws, including ERISA and the Code. Within the last three years, neither the Company nor any Company Subsidiary has participated in any voluntary compliance or self-correction programs established by the IRS or the Department of Labor with respect to any Employee Benefit Plan for which full correction has not been effectuated, or entered into a closing agreement with the IRS with respect to the form or operation of any Employee Benefit Plan for which all liabilities and obligations to such Employee Benefit Plan and any corresponding participants and beneficiaries have not been satisfied.

(d) Neither the Company nor any Company Subsidiary, has within the last six years had an obligation to contribute to, or any liability, including any contingent liability, with respect to, a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(e) Except as set forth on Section 3.10(e), with respect to each Employee Benefit Plan that provides welfare benefits of the type described in Section 3(1) of ERISA, no such plan provides, and neither the Company nor any Company Subsidiary has any obligation to provide, medical or death benefits with respect to current or former employees of the Company or a Company Subsidiary (or their spouses or beneficiaries) beyond their termination of employment, other than coverage mandated by Sections 601-608 of ERISA and Section 4980B of the Code or applicable state Law. No material Tax or other material liability has been incurred as a result of the application of the Patient Protection and Affordable Care Act (the “ACA”) to any Employee Benefit Plan subject to the provisions of the ACA and appropriate records have been established and maintained in all material respects by the Company and each Company Subsidiary to determine, measure and track each such entity’s full-time employees for purposes of the ACA.

(f) Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Plan”) is so qualified both as to form and operation and all necessary approvals, including a favorable determination, opinion, or advisory letter as to the qualification under the Code of each such Qualified Plan have been timely obtained and upon which the Company and each Company Subsidiary participating in such Employee Benefit Plan may rely as of the Closing Date and, to the Knowledge of the Company, no event has occurred or condition exists that could reasonably be expected to adversely affect the qualified status of any such Qualified Plan.

(g) Except as set forth on Schedule 3.10(g) there have been no non-exempt prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) under ERISA with respect to any Employee Benefit Plan for which the Company or any Company Subsidiary would have any material liability or obligation (except as has already been satisfied).

(h) There are no pending, or to the Knowledge of the Company, threatened Actions (other than routine claims for benefits in the ordinary course) asserted or instituted against any Employee Benefit Plan or any Non-U.S. Employee Benefit Plan or such Employee Benefit Plan’s related trust or against any fiduciary of an Employee Benefit Plan with respect to the operation of such Employee Benefit Plan that would result in material liability to the Company or a Company Subsidiary. To the Knowledge of the Company, there are no investigations or audits of any Employee Benefit Plan or Non-U.S. Employee Benefit Plan by any Governmental Entity currently pending, and there have been no such investigations or audits that have been concluded that resulted in any liability to the Company or any Company Subsidiary which has not been fully discharged.

(i) Except as set forth on Schedule 3.10(i) no termination, retention, severance, or similar benefit will become payable, and no employee of the Company or any Company Subsidiary will be entitled to any bonus or additional benefits or any acceleration of the time of payment or vesting of any benefits under any Employee Benefit Plan, Non-U.S. Employee Benefit Plan or other contract, as a result of the transactions contemplated by this Agreement (whether or not the employee’s prior, concurrent or future termination would constitute a separate trigger for such benefit).

(j) All material contributions and other payments that are due and owing to each Employee Benefit Plan and each Non-U.S. Employee Benefit Plan on or before the Closing Date in accordance with the terms of such plan, ERISA, the Code or other applicable Law have been timely made or properly accrued. The Company and the Company Subsidiaries have timely made all material contributions required to be made by them to any benefit or compensation plan program or arrangement sponsored, maintained or administered by a Governmental Entity or required to be maintained or contributed to by Law on behalf of non-U.S. workers.

(k) Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has at all times been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Employee Benefit Plan is or has been subject to the penalties of Section 409A(a)(1) of the Code. Schedule 3.10(k) identifies each Employee Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code.

(l) No Employee Benefit Plan has at any time held any employer securities.

(m) The representations and warranties set forth in this Section 3.10 are the sole and exclusive representations and warranties in respect of employee benefit matters and the Employee Benefit Plans and Non-U.S. Employee Benefit Plan.

Section 3.11 Labor and Employment Matters.

(a) Except as set forth in Schedule 3.11(a), neither the Company nor any Company Subsidiary is a party to any collective bargaining agreement relating to employees thereof. There are no strikes, work stoppages, slowdowns or other material labor disputes pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary. To the Knowledge of the Company, there are no ongoing or threatened union organizing activities with respect to employees of the Company or any Company Subsidiary. There have been no union petitions or other union election activities by, for or on behalf of any of the employees of the Company or any Company Subsidiary within the three years prior to the execution of this Agreement.

(b) The Company has made available to Parent a true and accurate list of the name, job title, date of hire and current base salary or hourly rate of each employee currently employed by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary will, on the Closing Date, have any material liability for failure to pay wages, accrued but unused vacation or sick pay, severance pay or benefits, salaries, bonuses or any other compensation, current or deferred, under any collective bargaining or employment contracts, whether oral or written, based upon or accruing with respect to services performed prior to the Closing Date except for any payment due for the current payment or contribution period. The Company and each Company Subsidiary is in compliance in all material respects with all wage and hour laws, including the Fair Labor Standards Act. Neither the Company nor any Company Subsidiary has any material liability resulting from the misclassification of any individual service provider as an independent contractor or in any other non-employee capacity within the last three years, including any leased employee or temporary employee.

(c) Except as set forth on Schedule 3.9, there are no charges filed with the Equal Employment Opportunity Commission or any state agency, commission or authority in which the Company or any Company Subsidiary is alleged to have discriminated, harassed and/or retaliated against any employee or former employee of the Company or any Company Subsidiary. Except as set forth on Schedule 3.11(c), as to each matter listed on Schedule 3.9 for which coverage may be available under the Company’s employment practices liability (“EPL”) insurance policy, the Company has notified its EPL insurance carrier and has made available to Parent true and correct copies of all communications with the EPL carriers regarding each such matter. Except as set forth in Schedule 3.9, there have been no OSHA charges, complaints or investigations against the Company or any Company Subsidiary within the three years prior to the date of the Agreement. All such investigations and/or charges have been satisfactorily resolved and all fines, penalties and other amounts due any Governmental Entity paid, or the status of such charge or investigation is described on Schedule 3.11(c).

(d) The Company has made available to Parent a true and accurate list of the name, age, gender, national origin and/or other protected characteristic of any U.S.-based employees terminated by the Company or any Company Subsidiary during the one-year period prior to the date of this Agreement.

(e) The Company has made available to Parent a true and accurate list of the name, job title or description, date of hire and current compensation of each employee who is on leave (other than vacation, sick leave, or similar types of leave taken in the ordinary course of business) as of the date of this Agreement and as of the Closing Date, including a description of the reason or basis for such leave and whether or not such employee is receiving benefits under any workers’ compensation and/or disability insurance policies or plans maintained by the Company or any Company Subsidiary.

(f) Neither the Company nor any Company Subsidiary has within the last two years (i) employed a foreign national on nonimmigrant employment based status, including but not limited to H-1B, E-3, L-1, F-1, or J-1 visa or status holders; (ii) sought the certification of Labor Certificate before the Department of Labor or sponsored any foreign national for employment based lawful permanent resident status; or (iii) otherwise employed any workers holding temporary authorization to work in the United States. The Company and all Company Subsidiaries are in compliance with employment eligibility verification requirements in all material respects. For each employee of the Company or any Company Subsidiary hired after November 6, 1986, a United States Citizenship and Immigration Service Form I-9 was in all material respects properly and timely completed and has been retained in compliance with applicable Law.

(g) Within the past three (3) years, neither the Company, or any Company Subsidiary have implemented any plant closing or layoff of employees that would require a notification under the WARN Act.

(h) Schedule 3.11(h) identifies each employee of the Company or any Company Subsidiary who has a written employment agreement with the Company which (i) provides for a specific term of employment, alters the “at-will” nature of the employee’s relationship, or requires any specific notice or other action prior to terminating such employee; (ii) includes any provision for payment of compensation or any other benefit in the event such employee’s employment is terminated; (iii) provides any compensation, consideration or grants any rights to the employee in the event of a change in control of the Company or any Company Subsidiary; or (iv) which grants any employee the right to acquire stock, options, or any other equity interest in or to the Company or any Company Subsidiary.

Section 3.12 Tax Matters. Except as set forth on Schedule 3.12:

(a) Each of the Company and the Company Subsidiaries has filed or caused to be filed or will file or caused to be filed all Tax Returns that are required to be filed by, or with respect to, it prior to Closing (taking into account any applicable extension of time within which to file). All such Tax Returns were correct and complete in all material respects. The Company has made available to the Parent true, correct and complete copies of the income Tax Returns and all other material Tax Returns relating to the Company and each Company Subsidiary for each of the Tax years ending December 31, 2011, 2012, 2013 and (when filed prior to Closing) 2014.

(b) All Taxes of the Company and the Company Subsidiaries that are due and payable have been paid. The unpaid Taxes of the Company and the Company Subsidiaries (i) did not, as of the Balance Sheet Date, exceed the reserve for actual Taxes (as opposed to any reserve for deferred Taxes established to reflect timing differences between book and Tax income) as shown on the face of the Balance Sheet (rather than in any notes thereto) delivered pursuant to Section 3.5, and (ii) will not exceed such reserve as adjusted for the passage of time through the Closing Date in accordance with the reasonable past custom and practice of the Company and the Company Subsidiaries in filing Tax Returns. Since the Balance Sheet Date, neither the Company nor any of the Company Subsidiaries has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business.

(c) There are no ongoing, pending or, to the Knowledge of the Company, threatened, in writing, Tax Contest. No deficiency or proposed adjustment, claim (that has not been paid or resolved) for any amount of Tax has been asserted, in writing, or assessed by any Taxing Authority against the Company or any Company Subsidiary, in each case, that has not been paid or resolved.

(d) Neither the Company nor any Company Subsidiary (i) has entered into a written agreement or waiver extending any statute of limitations relating to the assessment, payment or collection of Taxes of the Company or the Company Subsidiaries, in each case, that has not expired, (ii) is presently contesting any Tax applicable to it before or against any Taxing Authority, or (iii) requested an extension of time to file any Tax Return not yet filed.

(e) All Taxes that each of the Company and the Company Subsidiaries is (or was) required by law to withhold or collect in connection with amounts paid or owing to any third party (including employees) have been duly withheld or collected and have been paid over to the proper Taxing Authority to the extent due and payable, and the Company and each of the Company Subsidiaries have otherwise complied with applicable law with respect to Tax withholding and deposit requirements.

(f) Neither the Company nor any Company Subsidiary (i) has any liability for the Taxes of any Person (other than the Company or the Company Subsidiaries and other than amounts that are not material) under Treasury Regulation Section 1.1502-6 (or any similar provision of Law), as a transferee or successor, by contract or otherwise, or (ii) is or has been a party to a transaction that is or is substantially similar to a “reportable transaction,” within the meaning of Treasury Regulations Section 1.6011-4(b) (and all predecessor Treasury Regulations).

(g) Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction or loss from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) adjustment under Section 481(a) of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) by reason of a change in method of accounting executed on or prior to the Closing Date for a taxable period ending on or prior to the Closing Date; (ii) “closing agreement” as described in Section 7121 of the Code executed prior to the Closing Date; (iii) installment sale or open transaction disposition made prior to the Closing Date; (iv) cash method of accounting or long-term contract method of accounting utilized prior to the Closing Date; (v) prepaid amount or any other income eligible for deferral under the Code or Treasury Regulations promulgated thereunder received on or prior to the Closing Date; or (vi) election under Section 108(i) of the Code made on or prior to the Closing Date.

(h) In the immediately prior three years, neither the Company nor any Company Subsidiary has received a formal or informal written claim from a Taxing Authority in a jurisdiction it does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(i) There are no Liens for Taxes (other than Permitted Liens and Liens for current Taxes not yet due and payable) upon the assets of either the Company or any Company Subsidiary.

(j) Neither the Company nor any Company Subsidiary is a party to or bound by any Tax sharing, allocation, indemnity or similar agreement (other than any agreement entered into in the ordinary course of business the primary focus of which is not Taxes), and no power of attorney granted by the Company or any Company Subsidiaries with respect to any Taxes is currently in force.

(k) Neither the Company nor any Company Subsidiary has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement. Neither the Company nor any Company Subsidiary has made an election under Section 336(e) of the Code.

(l) Neither the Company nor any Company Subsidiary has made any payment, is obligated to make any payment or is a party to any agreement or arrangement that could obligate it to make any payment that may be treated as an “excess parachute payment” under Section 280G of the Code (without regard to Sections 280G(b)(4) and 280G(b)(5) of the Code) or that could result in excise Tax to the recipient of such payment under Section 4999 of the Code. The parties acknowledge that this Section 3.12(l) shall not apply to any arrangements entered into at the direction of Parent or between Parent and its Affiliates, on the one hand, and any individual on the other hand (“Parent Arrangements”) so that, for the avoidance of doubt, compliance with this Section 3.12(l) shall be determined as if such Parent Arrangements had not been entered into.

(m) The Company and each Company Subsidiary has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could result in the imposition of penalties under Section 6662 of the Code or similar provision of Law.

(n) The Company is not nor has it been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and Parent is not required to withhold Tax upon the acquisition of Shares resulting from the Merger by reason of Section 1445 of the Code.

(o) There are no adjustments under Section 482 of the Code (or any similar adjustments under any provision of the Code or any similar foreign, state or local tax laws) that are required to be taken into account by the Company or any Company Subsidiary in any period ending after the Closing Date and neither the Company nor any Company Subsidiary is a party to any transfer pricing, advanced pricing or similar agreements with any Person or Governmental Entity. Neither the Company nor any Company Subsidiary is a party to any cost-sharing agreement or similar arrangement. The Company and each Company Subsidiary has maintained all necessary documentation required in accordance with Sections 482 and 6662 of the Code and the Treasury Regulations promulgated thereunder, and any similar provision of foreign, state or local law.

(p) Neither the Company nor any Company Subsidiary has (i) immediately prior to the Closing Date, an excess loss account (as defined in Treasury Regulations Section 1502-19) or any items of income, gain, deduction, and loss from intercompany transactions (described in Treasury Regulation Section 1.1502-13), or (ii) entered into a gain recognition agreement as contemplated in the Treasury Regulations promulgated under Section 367 of the Code.

(q) Neither the Company nor any Company Subsidiary has in any country other than the country in which it is organized (i) been subject to any type of taxation, (ii) had any employees domiciled in such country, (iii) had any assets located in such country, or (iv) except as set forth in Schedule 3.12(q), had a permanent establishment (within the meaning of an applicable Tax treaty), an office or a fixed place of business.

(r) Neither the Company nor any Company Subsidiary has been a member of any affiliated, consolidated, combined, unitary or similar group, other than a group of which the Company or Company Subsidiary is the common parent.

(s) There is no material property or obligation of the Company or any of the Company Subsidiaries, including uncashed checks to vendors, customers, or employees, non-refunded overpayments, or unclaimed subscription balances, which is escheatable or reportable as unclaimed property to any state or municipality under any applicable escheatment or unclaimed property laws. All of the property of the Company and each of the Company Subsidiaries that is subject to property Tax have been properly listed and described on the property tax rolls of the appropriate taxing jurisdiction for all periods prior to Closing and no portion of the property of the Company or any of its Subsidiaries constitutes omitted property for property tax purposes.

(t) As of the beginning of the Closing Date, the Company (as the common parent), WII Components, Inc., Woodcraft International, Inc., Woodcraft Industries, Inc., Brentwood Acquisition Corp. and Primewood, Inc. will be members of an affiliated group of corporations within the meaning of Section 1504(a)(1) and will be eligible to file a consolidated United States federal income Tax Return for the taxable period that includes the Closing Date.

(u) The representations and warranties in this Section 3.12 are the sole and exclusive representations and warranties with respect to Taxes in respect of the Company and Company Subsidiaries.

Section 3.13 Proprietary Rights.

(a) The Company and the Company Subsidiaries own, or have a right to use pursuant to a written license agreement, all of the material Proprietary Rights used in the conduct of the business of the Company and the Company Subsidiaries as currently conducted (the “Company Proprietary Rights”), free and clear of all Liens (other than Permitted Liens).

(b) Schedule 3.13(b) sets forth a complete list of the following Proprietary Rights, including all such foreign and domestic rights, that are owned by the Company or any of the Company Subsidiaries: (i) issued patents and pending patent applications; (ii) registrations and applications for registration of any copyrights; (iii) registrations and applications for registration of any Trademarks; and (iv) Internet domain names. Except as set forth on Schedule 3.13(b), all Company Proprietary Rights owned by the Company or the Company Subsidiaries that have been issued by, or registered or the subject of an application filed with, as applicable, the U.S. Patent and Trademark Office, the U.S. Copyright Office or any similar office or agency anywhere in the world, have been duly maintained (including the payment of maintenance fees) and none have been abandoned (except for Company Proprietary Property that the Company, in its reasonable business judgment, has decided to abandon), placed into reissue, or become the subject of an interference or challenge to title. To the Knowledge of the Company, the Company Proprietary Rights identified on Schedule 3.13(b) are held and/or recorded in the name of the Company or a Company Subsidiary. The Company and the Company Subsidiaries have taken commercially reasonable steps to protect and maintain the Company Proprietary Rights (except for Company Proprietary Rights which the Company has decided in its reasonable business judgment not to protect or maintain).

(c) Except as set forth on Schedule 3.13(c), in the immediately prior three years (i) no written claim contesting the validity, enforceability, registerability, patentability, use or ownership of any Company Proprietary Rights is pending or has been received by the Company or any Company Subsidiary and, to the Knowledge of the Company, none has been threatened; (ii) to the Knowledge of the Company, neither the Company nor any Company Subsidiary has infringed or misappropriated any Proprietary Rights of any third party; (iii) no customer of the Company or Company Subsidiary has requested in writing to be indemnified by, or entered into a written indemnity agreement with, the Company or Company Subsidiaries regarding claims or potential claims of infringement of a third party’s Proprietary Rights by such customer’s use of products or services provided by Company or Company Subsidiaries, and (iv) neither the Company nor any Company Subsidiary has in the immediately prior three years received any written notice of any infringement or misappropriation of any Proprietary Rights of any third party. To the Knowledge of the Company, no third party is infringing or misappropriating the Company Proprietary Rights.

Section 3.14 Brokerage. Except as set forth on Schedule 3.13(a), there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the consummation of the transactions contemplated by this Agreement for which the Company or any Company Subsidiary would be liable based on an agreement entered into by the Company or a Company Subsidiary.

Section 3.15 Material Contracts.

(a) Except as set forth on Schedule 3.15(a), neither the Company nor any Company Subsidiary is a party to, or bound by, any of the following contracts to the extent that it is executory or the Company or any Company Subsidiary could have any continuing liability:

(i) collective bargaining agreement,

(ii) employment contract providing for (A) an annual salary in excess of $150,000, (B) severance payments in excess of $150,000 in the aggregate or (C) that cannot be terminated by the Company or Company Subsidiary at will;

(iii) contract relating to Indebtedness;

(iv) license or royalty contract with respect to any Proprietary Rights to which the Company or any Company Subsidiary is a party as licensee or licensor (other than contracts relating to unmodified, commercially available off-the-shelf software, or licenses granted to customers in the ordinary course of business);

(v) joint venture, partnership or similar arrangement;

(vi) contract which contains a provision expressly prohibiting or restricting the Company and the Company Subsidiaries from competing in any jurisdiction in any material respect;

(vii) contract (excluding any purchase orders) with any customer of the Company or a Company Subsidiary that resulted in revenue in excess of $1,000,000 for fiscal year 2014;

(viii) contract the performance of which involved payments in excess of $1,000,000 during fiscal year 2014 that cannot be terminated upon notice of 90 days or less without penalty;

(ix) contract involving the settlement of any Action or threatened Action;

(x) contract that was not entered into in the ordinary course of business that involves expenditures or receipts in excess of $250,000;

(xi) contract that contains a “most-favored nation” pricing clause;

(xii) contract that contains a variable or index pricing clause;

(xiii) contract with any Stockholder or any Stockholder’s Affiliates, other than any employment, severance or similar compensation arrangement entered into in connection with such Stockholder’s employment with the Company or the Company Subsidiaries not otherwise required to be listed under Section 3.15(a)(ii);

(xiv) contract with respect to environmental remediation at any facility or property now or formerly owned, leased or operated by the Company or any Company Subsidiary;

(xv) agreement to purchase any minimum quantities of any product or service; or

(xvi) contract relating to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any real property (whether by merger, sale of stock, sale of assets or otherwise) since January 1, 2012.

(b) Except as disclosed on Schedule 3.15(b), each contract listed on Schedule 3.15(a) (each, a “Material Contract”) is binding on the Company or the applicable Company Subsidiary, as the case may be, and, to the Knowledge of the Company, each other party thereto, except to the extent enforceability may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles; provided that for the avoidance of doubt, “Material Contracts” shall not include any contract that will be fully performed or satisfied as of or prior to Closing with no continuing or surviving indemnity or other obligations to the Company or any Company Subsidiary.

Section 3.16 Environmental Matters. Except as set forth on Schedule 3.16, (a) the Company and the Company Subsidiaries are, and for the past five years have been, in material compliance with all applicable Environmental Laws; (b) the Company and the Company Subsidiaries have obtained, and for the past five years have held, all material Permits, registrations, licenses, approvals and consents required by applicable Environmental Laws for the conduct of their business as currently conducted (“Authorizations”); all such Authorizations are in full force and effect, and the Company and the Company Subsidiaries are, and for the past five years have been, in material compliance with all such Authorizations; (c) neither the Company nor the Company Subsidiaries have received during the past five years any written notice of a material violation of, or material liability arising under, applicable Environmental Laws; (d) there are no Actions pending or, to the Knowledge of the Company, threatened, against the Company or any of the Company Subsidiaries (i) pursuant to applicable Environmental Laws or (ii) arising out of, based on, or in connection with any Release of a Hazardous Material under or from any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary occurring on or prior to the Closing Date; (e) neither the Company nor any of the Company Subsidiaries has Released any Hazardous Material on, at, under or from any property currently or formerly owned, leased or operated by the Company or Company Subsidiary in such manner that would reasonably be expected to result in a material liability of the Company or any Company Subsidiary under applicable Environmental

Laws and that: (i) has not been Remediated by the Company or any Company Subsidiary as required by applicable Environmental Law; or (ii) currently imposes any Release-reporting obligation under any applicable Environmental Law on the Company or any Company Subsidiary that such party has not complied with; (f) there have been no Releases of Hazardous Materials by the Company or any Company Subsidiary or, to the Company’s Knowledge, by any other Person, on any property currently owned, leased or operated by the Company or any Company Subsidiary, that require reporting or Remediation under applicable Environmental Laws and that have not been reported or Remediated as required by applicable Environmental Laws, except for such Releases that would not reasonably be expected to result in a material liability of the Company or any Company Subsidiary; (g) neither the Company nor any of the Company Subsidiaries is currently subject to any Order of any Governmental Entity with respect to any violation of, or liability arising under, Environmental Laws; and (h) to the Knowledge of the Company, neither the Company nor any of the Company Subsidiaries has transported or arranged for the transportation of any Hazardous Materials to any location which is listed on the National Priorities List under CERCLA or which is the subject of federal, state or local enforcement actions, in each case with respect to this Section 3.16(h) that would reasonably be expected to result in claims under applicable Environmental Law for clean-up costs, remedial work, damages to natural resources, property damages or personal injury claims, including, but not limited to, claims under CERCLA and that would reasonably be expected to result in a material liability of the Company or any Company Subsidiary. The representations and warranties set forth in this Section 3.16 are the sole and exclusive representations and warranties of the Company and the Company Subsidiaries with respect to environmental, health or safety matters, including with respect to Environmental Laws, Authorizations, Remediation, Releases and Hazardous Materials.

Section 3.17 Real Property.

(a) Schedule 3.17(a) sets forth the address as of the date hereof of each Owned Real Property. With respect to each Owned Real Property: (i) either the Company or the applicable Company Subsidiary (as the case may be) has good and marketable fee simple title to such Owned Real Property, free and clear of all Liens other than Permitted Liens; (ii) there are no contracts or other obligations outstanding for the sale, exchange or transfer of the Owned Real Property or any portion thereof; (iii) except as set forth in Schedule 3.17(a), neither the Company nor any Company Subsidiary has leased or granted to any Person the right to use or occupy such Owned Real Property; (iv) except as set forth in Schedule 3.17(a), there are no Persons (other than the Company and the Company Subsidiary) in possession of any of the Owned Real Property; (v) other than the rights expressly set forth in this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property; (vi) no condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to any portion of the Owned Real Property; and (vii) there is no litigation for which the Company or the applicable Company Subsidiary has been served that is pending against any portion of the Owned Real Property or, to the Knowledge of the Company, has been threatened in writing. Neither the Company nor any Company Subsidiary is a party to any agreement or option to purchase any real property or interest therein relating to the business conducted thereon.

(b) Schedule 3.17(b) sets forth the address as of the date hereof of each Leased Real Property and a complete list of all leases for such Leased Real Property (the “Leases”). Except as set forth on Schedule 3.17(b), with respect to each of the Leases: (i) the Company or Company Subsidiary party thereto, as the case may be, has not subleased, licensed or otherwise granted any right to use or occupy the Leased Real Property or any portion thereof; (ii) there are no contracts or other obligations outstanding for the sublease, license or any other right to use or occupy the Leased Real Property or any portion thereof; (ii) such Lease is binding, enforceable and in full force and effect, subject to proper authorization and execution of such Lease by the other party thereto and except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; (iii) the Company’s or Company Subsidiary’s, as the case may be, possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed; (iv) neither the Company nor Company Subsidiary party thereto, nor, to the Knowledge of the Company, any other party to such Lease is in breach or default under such Lease, (v) there are no Persons (other than the Company and the Company Subsidiary) in possession of any of the Leased Real Property, (vi) no condemnation proceeding is pending or, to the Knowledge of the Company, threatened with respect to any portion of the Leased Real Property, and (vii) there is no litigation for which the Company or the applicable Company Subsidiary has been served that is pending against any portion of the Leased Real Property or, to the Knowledge of the Company, has been filed or threatened in writing.

(c) Except as set forth on Schedule 3.17(c), the Owned Real Property and Leased Real Property (collectively, the “Real Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the business of the Company and the Company Subsidiaries.

Section 3.18 Insurance. The Company and the Company Subsidiaries have in place policies of insurance in amounts and scope of coverage (including policy limits, premiums and deductibles) as set forth Schedule 3.18 and such policies are in full force and effect with all premiums currently paid in accordance with the terms of such policies. In the immediately prior three years, neither the Company nor any Company Subsidiary has received any written notice that any such policy will be cancelled or will not be renewed. The Company has made available to Parent true and complete copies of each of the Company’s and the Company Subsidiaries’ insurance policies.

Section 3.19 Title to Assets. The Company and the Company Subsidiaries (as applicable) have good and valid title to, or a valid leasehold interest in, all personal property and other assets reflected in the Balance Sheet, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets are free and clear of Liens except for Permitted Liens and Liens set forth on Schedule 3.19.

Section 3.20 Condition of Assets. The Company and the Company Subsidiaries’ tangible assets and properties, including buildings, machinery and equipment, are in good operating condition and repair, ordinary wear and tear excepted, are suitable for the purposes for which they are used, conform in all material respects with all applicable Laws and are subject to no known material defects therein.

Section 3.21 Customers and Suppliers. Schedule 3.21 contains a true and complete list of the 10 largest customers (“Material Customers”) and 10 largest suppliers (“Material Suppliers”) of the Company and the Company Subsidiaries (based on revenues) for calendar year 2014 and year-to-date. Since December 31, 2014, no such Material Customer has terminated or amended, nor has given written notice to the Company or any Company Subsidiary that it intends to terminate or materially amend, the terms or amount of goods or services purchased from (or payments made to) the Company or any Company Subsidiary. Since the December 31, 2014, no such Material Supplier has terminated or amended, nor has given written notice to the Company or any Company Subsidiary that it intends to terminate or materially amend, the cost or availability of goods or services supplied to the Company or any Company Subsidiary.

Section 3.22 FCPA. Neither the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any employee or agent acting on behalf of the Company and the Company Subsidiaries has (a) violated or is in violation of any provision of the Foreign Corrupt Practices Act of 1977 (the “FCPA”); (b) taken any unlawful action in furtherance of an offer, payment, promise to pay, or authorization or approval of the payment or giving of money, property, gifts or anything else of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA); (c) violated or is in violation of any provision of the Bribery Act 2010 of the United Kingdom; (d) made any bribe, influence payment, kickback or other unlawful payment; or (e) used any corporate funds for any unlawful contribution, gift or entertainment or other unlawful expense relating to political activity.

Section 3.23 Products; Warranties. Since December 31, 2014, there have been no (a) written complaints of customers involving claims in excess of $50,000 that have not been, or are not in the process of being, cured, (b) citations or decisions which have not been cured or waived from any Governmental Entity which state that any product of the Company or any Company Subsidiary is defective or fails to meet any standards promulgated by any Governmental Entity or (c) general recalls, whether voluntary or involuntary, of any product of the Company or any Company Subsidiary. Since December 31, 2014, there have been no Actions against the Company or any Company Subsidiary with respect to any product of the Company or any Company Subsidiary sold or constructed in which it is alleged that such product when sold or constructed had not been manufactured in accordance in all material respects with applicable specifications (except routine claims under warranty) or was in an unreasonably dangerous defective condition which caused physical harm, when used in its intended manner and for its intended purpose, to the user or customer of such product or to his or its property.

Section 3.24 Related Party Transactions. Other than any employment agreements or similar compensation arrangements disclosed on Schedule 3.15, or participation in any Employee Benefit Plan, no executive officer or director of the Company or any Company Subsidiary or any Stockholder (or any of such person’s immediate family members or Affiliates or associates) is a party to any contract with or binding upon the Company or any Company Subsidiary or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

Section 4.1 Due Organization, Good Standing and Corporate Power. Parent is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and Merger Sub is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and each of Parent and Merger Sub has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed and in good standing would not be reasonably likely to (a) prevent, or result in any delay of the consummation of the transactions contemplated hereby, (b) have a material adverse effect on Parent or Merger Sub or (c) result in any liability to the Company, any Stockholder or Warrantholder in connection therewith. All of the issued and outstanding equity interests of Merger Sub are owned directly by Parent free and clear of any Liens.

Section 4.2 Authorization; Noncontravention.

(a) Parent has the requisite corporate power and authority, and has taken all corporate action necessary or required, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. Merger Sub has the requisite corporate power and authority, and has taken all corporate action necessary or required, to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Parent and Merger Sub, the consummation by each of them of the transactions contemplated hereby and the performance by each of them of their respective obligations hereunder have been duly authorized and approved. No other action on the part of either of Parent or Merger Sub is necessary to authorize the execution, delivery and performance of this Agreement by each of Parent and Merger Sub and the consummation of the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of Parent and Merger Sub and, assuming that this Agreement constitutes a valid and binding obligation of the Company, constitutes a valid and binding obligation of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally and by general equitable principles.

(b) The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with any of the provisions of the certificate of incorporation or by-laws of Parent or the certificate of incorporation or bylaws of Merger Sub, in each case as amended to the date hereof, (ii) conflict with or result in a breach of or default under (including a breach due to the failure to notify or obtain the prior consent or waiver of any Person) any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any of their respective assets is bound or subject or (iii) contravene any domestic or foreign Law or Order currently in effect, which, in the case of clauses (ii) and (iii) above (A) prevent or result in any delay of the consummation of the transactions contemplated hereby, (B) have a material adverse effect on Parent or Merger Sub, or (C) result in any liability to the Company, Merger Sub, any Stockholder or Warrantholder in connection therewith.

Section 4.3 Consents and Approvals. Assuming all filings required under the Antitrust Laws are made and any waiting periods thereunder have been terminated or expired, no consent of or filing with any Governmental Entity or any other third party which has not been received or made, is necessary or required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of any of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger or any other consents or filings which, if not made or obtained, would be reasonably likely to (a) prevent, or result in any delay of the consummation of the transactions contemplated hereby, (b) have a material adverse effect on Parent or Merger Sub or (c) result in any liability to the Company, any Stockholder or Warrantholder in connection therewith.

Section 4.4 Broker’s or Finder’s Fee. Except as set forth on Schedule 4.4, no agent, broker or other Person acting for or on behalf or at the behest of Parent or Merger Sub or any Affiliate thereof is, or will be, entitled to any fee or commission (including any broker’s or finder’s fees) in connection with this Agreement or any of the transactions contemplated hereby from the Company or any of the other Parties or any Affiliate of the other Parties.

Section 4.5 Merger Sub’s Operations. Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations, and has not incurred liabilities or obligations of any nature, other than in connection with such transactions.

Section 4.6 Funds. Parent understands and acknowledges that the obligations of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are not in any way contingent upon or otherwise subject to Parent’s or Merger Sub’s consummation of any financing arrangement, Parent’s or Merger Sub’s obtaining of any financing or the availability, grant, provision or extension of any financing to Parent or Merger Sub. As of the date hereof Parent and Merger Sub have a commitment from financing parties to provide, and as of the Closing Parent and Merger Sub will have, sufficient unrestricted cash on hand for Parent to complete the transactions contemplated by this Agreement and pay the aggregate Merger Consideration and all fees and expenses required to be paid by Parent in connection with the transactions contemplated hereby, including the aggregate amount of Indebtedness for Borrowed Money and Transaction Expenses.

Section 4.7 Solvency. Parent and Merger Sub are not entering the transactions contemplated hereby with actual intent to hinder, delay or defraud either present or future creditors. After giving effect to the transactions contemplated hereby, Parent and the Surviving Corporation and its Subsidiaries will be Solvent.

Section 4.8 Litigation. There is no Action before any Governmental Entity pending or, to the Knowledge of Parent or Merger Sub, threatened, against or affecting Parent or Merger Sub, or any of their respective properties or rights with respect to, or that could otherwise affect, the transactions contemplated hereby.

Section 4.9 Contact with Customers and Suppliers. None of Parent, Merger Sub or any of their Representatives or Affiliates has, without the prior written consent of the Company, directly or indirectly contacted any current or former supplier, distributor, customer or other material business relation of the Company or any Company Subsidiary prior to the date hereof for the purpose of discussing the Company or any Company Subsidiary in connection with or in any way related to the transactions contemplated hereby.

Section 4.10 Investment Intent.

(a) Parent is acquiring the Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling such Shares, in each case, in violation of the federal securities Laws or any applicable foreign or state securities Law.

(b) Parent qualifies as an “accredited investor”, as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(c) Parent understands that the acquisition of the Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Parent and its Representatives have experience as investors in equity interests and other securities of companies such as the ones being transferred pursuant to this Agreement, and Parent can bear the economic risk of its investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that Parent is capable of evaluating the merits and risks of its investment in such Shares to be acquired by it pursuant to the transactions contemplated hereby.

(d) Parent understands that the Shares to be acquired by it pursuant to this Agreement have not been registered under the Securities Act. Parent acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable state securities Laws or pursuant to an applicable exemption therefrom. Parent acknowledges that there is no public market for the Shares and that there can be no assurance that a public market will develop.

ARTICLE V

COVENANTS AND OTHER AGREEMENTS

Section 5.1 Interim Covenants.

(a) Conduct of Business. From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VII and (y) the Closing Date, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned) and except as otherwise contemplated, required or permitted by this Agreement, the Company and the Company Subsidiaries shall operate their respective businesses in the ordinary course of business, and the Company and each Company Subsidiary shall:

(i) use Commercially Reasonable Efforts to continue to carry on its business in the ordinary course, preserve intact its business organization and preserve its goodwill and relationships with its customers, suppliers and others having material business relationships with it;

(ii) not issue, sell, deliver, award or grant any equity securities, or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for any equity securities, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any equity securities or any securities or rights convertible into, exchangeable for, or evidencing the right to subscribe for, any equity securities, other than as contemplated or permitted by the Warrants;

(iii) not (A) split, combine, subdivide or reclassify any shares of its capital stock or other equity securities or (B) redeem or repurchase any capital stock or other equity securities or any outstanding options, warrants or rights of any kind to acquire any equity securities, or any outstanding securities that are convertible into or exchangeable for any of its capital stock or other equity securities, other than pursuant to the terms and conditions of the Stockholders Agreement;

(iv) not adopt any amendments to its certificate of incorporation or other governing documents;

(v) other than any borrowings by the Operating Company under its credit facility in accordance with the terms thereof, and except as otherwise permitted by the terms of thereof, not (A) incur or guarantee any additional Indebtedness for Borrowed Money or (B) make any loans or advances to any other Person, other than advances to employees or in the ordinary course of business;

(vi) not acquire properties or assets other than inventory, property, plant and equipment spending, and other assets acquired in the ordinary course of business;

(vii) not acquire stock or other equity interests of another Person, whether through merger, consolidation, share exchange, business combination or otherwise;

(viii) not sell any of its material properties or material assets, other than inventory, obsolete equipment or in the ordinary course of business;

(ix) except in the ordinary course of business or as may be required by law or pursuant to any Contract, Employee Benefit Plan or Non-U.S. Employee Benefit Plan, not adopt, terminate or materially amend any Employee Benefit Plan or Non-U.S. Employee Benefit Plan;

(x) not make or change any material election relating to Taxes or settle or compromise any material Tax liability (other than the payment of Taxes or collection of refunds in the ordinary course of business);

(xi) not adopt a plan of complete or partial liquidation or dissolution;

(xii) not change accounting methods, except as required by changes in GAAP or Law;

(xiii) not grant any material bonuses that are not included in the Transaction Expenses or Working Capital, or materially increase any wages, salary, severance, or other compensation in respect of its current or former employees, officers or directors, other than in the ordinary course of business or as provided for in any written agreements, Employee Benefit Plans, Non-U.S. Employee Benefit Plans or required by applicable Law;

(xiv) not take any action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, or director, except for compensation or benefits which are included in Transaction Expenses or Working Capital;

(xv) use Commercially Reasonable Efforts to maintain insurance coverage on its assets and operations in the amounts and of the types presently in force;

(xvi) use Commercially Reasonable Efforts to maintain all of its Permits consistent with past practices;

(xvii) other than in the ordinary course of business, enter into, amend or terminate any Contract that is or would constitute a Material Contract; and

(xviii) not become bound to take any of the foregoing prohibited actions;

provided that, notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (A) give Parent, directly or indirectly, the right to control or direct in any manner the operations of the Company or the Company Subsidiaries prior to the Closing; (B) prohibit or restrict the Company’s or any Company Subsidiary’s ability to make withdrawals, draw down on existing credit lines, or make payments or prepayment under any existing agreement related to Indebtedness (including any revolving line of credit or similar facility provided for thereunder); (C) prohibit or restrict the Company or any Company Subsidiary from hiring or terminating the employment of any employee in the ordinary course of business; (D) prohibit or restrict the Company or any Company Subsidiary from making, or require the Company or any Company Subsidiary to make, capital expenditures in the ordinary course of business; or (E) restrict the ability of the Company or any Company Subsidiary to declare or pay any cash dividends, make any cash distributions, or pay any Transaction Expenses or Indebtedness, in each case, prior to the Closing.

(b) Commercially Reasonable Efforts. Subject to the terms and conditions set forth herein, and to applicable legal requirements, the Parties shall cooperate and use their respective Commercially Reasonable Efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including the satisfaction of the conditions set forth in Section 2.8.

(c) Exclusivity. From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VII and (y) the Closing Date, the Company shall not, and shall cause its Stockholders to not, enter into negotiations or any agreement regarding the terms of any sale of all or substantially all, of the securities or assets of the Company and/or the Company Subsidiaries (except for dispositions of inventory and assets in the ordinary course of business), whether such transaction takes the form of a sale of stock, merger, reorganization, recapitalization, sale of assets or otherwise, with any Person other than Parent, its Affiliates and their Representatives.

(d) Access to Information. From the date hereof until the earlier of (x) the date this Agreement is terminated pursuant to Article VII and (y) the Closing Date, the Company shall grant to Parent and its authorized Representatives reasonable access, during normal business hours and upon reasonable notice, to senior management, the properties and the books and records of the Company and the Company Subsidiaries to the extent relating to the transition of the Company’s and the Company Subsidiaries’ business to Parent; provided that (i) such access does not unreasonably interfere with the normal operations of the Company or any Company Subsidiary, (ii) such access shall occur in such a manner as the Company reasonably determines to be appropriate to protect the confidentiality of the transactions contemplated by this Agreement, (iii) all requests for access shall be directed to Harris Williams & Co. or such other Person designated by the Company in writing, and (iv) nothing herein shall require the Company or any Company Subsidiary to provide access to, or to disclose any information to, Parent or any other Person if such access or disclosure (v) could cause or result in competitive harm to the Company or any Company Subsidiary if the transactions contemplated by this Agreement are not consummated, (w) would be in violation of applicable Laws or regulations of any Governmental Entity (including the HSR Act and other Antitrust Laws), (x) would be a violation or constitute a breach of any provision of any contract to which the Company or any Company Subsidiary is a party (y) could jeopardize any attorney/client privilege or (z) involves any sampling or analysis of soil, groundwater, air, building materials or other environmental media including of the sort generally referred to as a Phase II investigation relating to any Leased Real Property or Owned Real Property.

(e) Communications. Prior to the Closing, without the prior written consent of the Company, (i) Parent shall not (and shall not permit any of its Affiliates or its or their respective Representatives to) contact any supplier, customer, contractor or employee of the Company or any Company Subsidiary in connection with the transactions contemplated hereby or engage in any discussions with any supplier, customer, contractor or employee of the Company or any Company Subsidiary in respect of the transactions contemplated hereby and (ii) no announcement or communication shall be made to any supplier, customer, distributor, contractor or employee of the Company or any Company Subsidiary.

(f) Payment of Transaction Expenses. All Transaction Expenses that are paid prior to the Closing shall be paid and accounted for as expenses of the Company or a Company Subsidiary (and shall not be paid by or on behalf of any Stockholder or its Affiliates), the Parties’ intent being that the Company will receive the benefit of the Transaction Tax Deductions.

Section 5.2 Confidentiality. Information obtained by Parent, Merger Sub and their respective Representatives in connection with the transactions contemplated by this Agreement shall be subject to the provisions of the Confidentiality Agreement by and between the Operating Company and Parent, dated April 15, 2015, as amended (the “Confidentiality Agreement”). The terms of the Confidentiality Agreement shall survive the termination of this Agreement and continue in full force and effect thereafter and the Confidentiality Agreement shall not be modified, waived or amended without the written consent of the Company. The Confidentiality Agreement shall automatically terminate at Closing.

Section 5.3 Antitrust Laws.

(a) Each of Parent and the Company shall: (i) as promptly as practicable, but in no event later than five Business Days from the date hereof, take all actions necessary to file or cause to be filed any filings required of it or any of its Affiliates under any applicable Antitrust Laws in connection with this Agreement and the transactions contemplated hereby, including the Notification and Report Forms required pursuant to the HSR Act with respect to the transactions contemplated hereby (including requesting early termination); (ii) use Commercially Reasonable Efforts to take all actions necessary to obtain the required consents from Antitrust Authorities; and (iii) at the earliest practicable date comply with any formal or informal written request for additional information or documentary material received by it or any of its Affiliates from any Antitrust Authority. Each of Parent and the Company will (A) promptly notify the other Parties of any written communication made to or received by Parent or the Company, as the case may be, from any Antitrust Authority regarding any of the transactions contemplated hereby, (B) subject to applicable Law, permit the other Parties to review in advance any proposed written communication to any such Antitrust Authority and incorporate the other Parties’ reasonable comments thereto, (C) not agree to participate in any substantive meeting or discussion with any such Antitrust Authority in respect of any filing, investigation or inquiry concerning this Agreement or the transactions contemplated hereby unless, to the extent reasonably practicable, it consults with the other Parties in advance and, to the extent permitted by such Antitrust Authority, gives the other Parties the opportunity to attend, and furnish the other Parties with copies of all correspondence, filings and written communications between them and their Affiliates and their respective Representatives on one hand and any such Antitrust Authority or its respective staff on the other hand, in each case with respect to this Agreement and the transactions contemplated hereby.

(b) Without limiting the foregoing, Parent shall use Commercially Reasonable Efforts to avoid or eliminate any impediment under any Antitrust Law so as to (i) enable the

Parties hereto to close the transactions contemplated by this Agreement as promptly as possible and (ii) avoid any Action by any Governmental Entity, which would otherwise have the effect of preventing or delaying the Closing beyond the End Date. Notwithstanding the foregoing, nothing contained herein shall require any Party or its Affiliates to sell, transfer, divest or otherwise dispose of any of its assets or to agree to any condition with respect to its ownership and operation of its business or assets or any other business or assets required by any Antitrust Authority for approval, or to oppose or litigate any decision of any Antitrust Authority.

Section 5.4 Employee Benefits. On and after the Closing Date, Parent shall provide employees of the Company and the Company Subsidiaries who are employed at the Closing (the “Company Employees”) with compensation and benefits it determines to be appropriate taking into account the compensation and benefits provided to similarly situated employees of its related employers. Parent agrees that, from and after the Closing Date, Parent shall cause the Company Employees to be granted credit for all service with the Company and the Company Subsidiaries (including any predecessors of the Company and the Company Subsidiaries) earned prior to the Closing Date for all purposes (but not for purposes of benefit accrual and vesting under a defined benefit pension plan) under any benefit or compensation plan, program, policy, agreement or arrangement that is sponsored by or may be established or maintained by Parent, the Surviving Corporation, its subsidiaries or any of their Affiliates on or after the Closing Date (the “New Plans”) provided that such service credit is permissible under applicable Law. In addition, Parent hereby agrees that Parent shall, to the extent permissible under applicable Law, (a) cause to be waived all pre-existing condition exclusion and actively-at-work requirements and similar limitations, eligibility waiting periods and evidence of insurability requirements under any New Plans to the extent waived or satisfied by a Company Employee (or covered dependent thereof) under any similar Employee Benefit Plan, as the case may be, as of the Closing Date and (b) cause any deductible, co-insurance and out-of-pocket covered expenses paid on or before the Closing Date by any Company Employee (or covered dependent thereof) to be taken into account for purposes of satisfying applicable deductible, coinsurance and maximum out-of-pocket provisions after the Closing Date under any applicable New Plan in the year of initial participation that begins during the New Plan year in which the Closing Date occurs. Nothing contained herein, express or implied, is intended to confer upon any employee of the Company or any Company Subsidiary any right to continued employment for any period or continued receipt of any specific employee benefit, or shall constitute an amendment to or any other modification of any New Plan, Employee Benefit Plan or Non-U.S. Employee Benefit Plan. The provisions of this Section 5.4 are not intended, and shall not be deemed, to confer any rights or remedies upon any person other than the parties hereto or otherwise to create any third-party beneficiary hereto. After the Closing, Parent, the Surviving Corporation and their subsidiaries shall be solely responsible for any obligations arising under Section 4980B of the Code with respect to all “M&A qualified beneficiaries” as defined in Treasury Regulation Section 54.4980B-9. With respect to any Company Employee whose terms and conditions of employment are subject to a works council, labor or collective bargaining agreement, Parent shall, and shall cause the Surviving Corporation and the Company Subsidiaries to, honor the terms of all such works council, labor or collective bargaining agreements by which the Surviving Corporation or the Company Subsidiaries are bound in accordance with the terms thereof.

Section 5.5 Indemnity; Directors’ and Officers’ Insurance; Fiduciary and Employee Benefit Insurance.

(a) Parent acknowledges that (i) each person that at any time prior to the Closing served as a director, officer, manager, employee, agent, trustee or fiduciary of the Company or any Company Subsidiary or who, at the request of the Company or any Company Subsidiary, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such person’s heirs, executors or administrators, the “Indemnified Persons”) is entitled to indemnification, expense reimbursement and exculpation to the extent provided in the governing documents of the Company and each Company Subsidiary in effect as of the date hereof (“D&O Provisions”), (ii) such D&O Provisions are rights of contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the Indemnified Persons’ rights, or the Company’s or any Company Subsidiary’s, as the case may be, obligations, with respect to claims arising from facts or events that occurred on or before the Closing.

(b) At or prior to the Closing Date, the Company shall obtain and maintain in effect for a period of six years thereafter, (i) a tail policy to the current policy of directors’ and officers’ liability insurance maintained by the Company and the Company Subsidiaries with respect to claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run off” coverage as provided by the Company’s and the Company Subsidiaries’ fiduciary and employee benefits policies, in each case, covering those Persons who are covered on the date hereof by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under the Company’s and the Company Subsidiaries’ existing policies (collectively, the “Tail Policy”). No claims made under or in respect of such Tail Policy shall be settled (to the extent the Tail Policy gives the Parties the power to prevent such settlement) without the prior written consent of the applicable Indemnified Person, which consent shall not be unreasonably withheld or delayed.

Section 5.6 Press Release. Any press or other public release or announcement concerning this Agreement or the transactions contemplated hereby shall be presented for approval by each of Parent and the Stockholders’ Representative prior to such release or announcement, it being understood that Parent, as a public corporation, has the obligation to disclose material information concerning its business and the timing and type of disclosure is ultimately within its sole discretion. Except to the extent required by applicable Law and in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation, the Parties shall keep the terms of this Agreement confidential (it being understood that the Parties may disclose such terms to their respective Representatives pursuant to the terms of the Confidentiality Agreement to the extent necessary in connection with consummating the transactions contemplated hereby so long as such persons agree to keep the terms of this Agreement confidential); provided, however, that (i) the Company may make announcements to its employees, customers and other business relations to the extent such it determines in good faith that such announcement is necessary or advisable and (ii) Olympus Partners may provide general information about the subject matter of this Agreement and the Company and the Company Subsidiaries (including their performance and improvements) in connection with ordinary course fund raising, marketing, informational or reporting activities.

Section 5.7 Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) in connection with the negotiation and execution of this Agreement, the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby; provided that Parent shall pay and be fully responsible for (x) all filing fees under the Antitrust Laws and (y) 50% of Transfer Taxes pursuant to Section 5.9(d).

Section 5.8 Preservation of Records. For a period of seven years after the Closing Date or such other longer period as required by applicable Law, the Surviving Corporation shall preserve and retain, all corporate, accounting, legal, auditing, human resources and other books and records of the Surviving Corporation and each of its Subsidiaries (including (a) any documents relating to any governmental or non-governmental Actions or investigations and (b) all Tax Returns, schedules, work papers and other material records or other documents relating to Taxes of the Surviving Corporation and each of its Subsidiaries) relating to the conduct of the business and operations of the Surviving Corporation and the Company Subsidiaries prior to the Closing Date.

Section 5.9 Tax Matters.

(a) Responsibility for Filing Tax Returns.

(i) Parent will prepare or cause to be prepared, and timely file or cause to be timely filed, all Tax Returns for the Company and the Company Subsidiaries that are due after the Closing Date. Tax Returns with respect to a Pre-Closing Tax Period shall be prepared in a manner consistent with the past custom and practice of the Company and the Company Subsidiaries, except as otherwise required by applicable law. With respect to any overpayment of Tax or Tax refund of the Company or any Company Subsidiary arising from any such Tax Return, Parent shall have the right to claim and receive any refund or overpayment of Tax (rather than applying any such amount to future periods). The Company and each Company Subsidiary may, within the sole discretion of Parent, make an election to affirmatively waive any carryback of any net operating loss, capital loss or credit on any Tax Return for a Pre-Closing Tax Period.

(ii) For the portion of the Closing Date after the Closing, other than the transactions expressly contemplated hereby, Parent will cause the Company and the Company Subsidiaries to carry on their business only in the ordinary course in the same manner as heretofore conducted. To the extent permitted by applicable law, the Company and Company Subsidiaries will elect with the relevant Taxing Authority to treat for all purposes the Closing Date as the last day of a taxable period of the Company and the Company Subsidiaries.

(iii) To the extent permitted by applicable law, with respect to the preparation of Tax Returns Parent shall determine in its discretion whether the Transaction Tax Deductions will be treated as properly allocable, and deductible with respect, to the Pre-Closing Tax Period or the taxable period ending after the Closing Date.

(b) Tax Contests. Parent shall notify the Stockholders’ Representative within fifteen (15) days of receiving written notice of any Tax Contest relating to a Pre-Closing Tax Period of the Company or any Company Subsidiary for which the Stockholders may have an obligation to indemnify the Parent Indemnified Parties hereunder, provided, however that failure or delay on the part of Parent in so notifying the Stockholders’ Representative shall affect the rights of the Parent Indemnified Parties hereunder only to the extent that such failure or delay has a prejudicial effect or adversely affects other rights available to the Stockholders with respect to such Tax Contest. The Stockholders’ Representative shall have the right to control any Tax Contest relating to any tax period of the Company or any Company Subsidiary that ends on or before the Closing Date to the extent that the Stockholders are required to indemnify the Parent Indemnified Parties hereunder and the anticipated Losses are not reasonably likely to exceed the balance of the Indemnity Holdback Amount (a “Pre-Closing Tax Contest”). If the Stockholders’ Representative elects to control such Pre-Closing Tax Contest, (i) Parent shall have the right to participate at its own expense in any such Pre-Closing Tax Contest, and (ii) the Stockholders’ Representative shall not, without Parent’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, agree to any settlement with respect to such Pre-Closing Tax Contest. Parent shall control the handling, disposition, and settlement of any such Pre-Closing Tax Contest the Stockholders’ Representative elects not to control and any Tax Contest the Stockholders’ Representative is not entitled to control for which the Stockholders may have an obligation to indemnify the Parent Indemnified Parties hereunder, provided that (x) the Stockholders’ Representative shall have the right to participate at its own expense in any such Pre-Closing Tax Contest or Tax Contest, and (y) Parent shall not, without the Stockholders’ Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned, or delayed, agree to any settlement with respect to such Pre-Closing Tax Contest or Tax Contest if such settlement would cause the Stockholders to incur a material indemnification obligation to the Parent Indemnified Parties hereunder. The Stockholders’ Representative shall promptly notify the Parent if the Stockholders’ Representative decides to control the defense or settlement of any Pre-Closing Tax Contest that it is entitled to control pursuant to this Agreement. Parent shall have the sole right to control any Tax Contest relating to any Straddle Period of the Company or any Company Subsidiary (a “Straddle Period Tax Contest”); provided, that with respect to any Straddle Period Tax Contest the anticipated Losses of which are reasonable likely to cause the Stockholders to incur a material indemnification obligation to the Parent Indemnified Parties hereunder (1) the Stockholders’ Representative shall have the right to participate at its own expense in any such Straddle Period Tax Contest, and (2) Parent shall not, without the Stockholders’ Representative’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, agree to any settlement with respect to such Straddle Period Tax Contest.

(c) Books and Records; Cooperation. Parent and the Stockholders’ Representative shall reasonably cooperate as and to the extent reasonably requested by any Party, in connection with the filing of all Tax Returns of the Company and each Company Subsidiary for a Pre-Closing Tax Period and any Tax Contest. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Parent and Stockholders’ Representative agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and Company Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Parent or Stockholders’ Representative, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Parent or Stockholders’ Representative, as the case may be, shall allow the other Party to take possession of such books and records. Parent and the Stockholders’ Representative shall, upon the other’s request, use their Commercially Reasonable Efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated by this Agreement).

(d) Transfer Taxes. Any real property transfer or gains tax, stamp tax, stock transfer tax, documentary, sales, use, registration, or other similar Tax and fees (including any penalties and interest) imposed on the Company and any Company Subsidiary as a result of the transactions contemplated by this Agreement (collectively, “Transfer Taxes”) will be borne and paid 50% by the Stockholders, on the one hand, and 50% by Parent, on the other hand, when due, and all necessary Tax Returns and other documentation with respect to Transfer Taxes will be prepared and filed by the Party required to file such Tax Returns under applicable Law. Each of Parent and the Stockholders will indemnify and hold the other Party harmless against any Transfer Taxes. Parent and the Stockholders’ Representative agree to cooperate with each other in the filing of any returns with respect to the Transfer Taxes, including promptly supplying any information in its possession that is reasonably necessary to complete such returns.

(e) Straddle Period Taxes. If the Company or any of the Company Subsidiaries is permitted but not required under applicable Law to treat the Closing Date as the last day of a taxable period, the Parties shall so treat the Closing Date. Where such treatment is not permitted, for purposes of determining the liability for Taxes of the Company and the Company Subsidiaries for a Straddle Period,

(i) Taxes that are based upon or related to income or receipts, or imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), and attributable to the portion of the Straddle Period ending on the Closing Date shall be determined by assuming that the applicable entity (and any entity or arrangement taxed as a partnership or other pass through entity in which the Company or any Company Subsidiary holds a beneficial interest, and any controlled foreign corporation within the meaning of Section 957(a) of the Code in which a Company or any Company Subsidiary is an owner) had a taxable year or period which ended at the close of the Closing Date and by determining the Taxes due for such period based on an interim closing of the books as of the end of the day on the Closing Date;

provided that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be allocated between the period ending on and including the Closing Date and the period beginning after the Closing Date (in proportion to the number of days in each period); and

(ii) Taxes that are imposed on a periodic basis with respect to the assets of the Company or any Company Subsidiary shall be apportioned by assuming that an equal portion of such Tax for the entire Straddle Period is allocable to each day in such Straddle Period.

(f) Tax Elections. Parent will not make any election under Section 338 of the Code or Section 336 of the Code (or any similar provisions under state, local, or foreign law) with respect to the acquisition of the Company and the Company Subsidiaries. Parent will not take any action with respect to the Company or the Company Subsidiaries that would cause the transactions contemplated by this Agreement to constitute part of a transaction that is the same as, or substantially similar to, the “Intermediary Transaction Tax Shelter” described in Internal Revenue Service Notices 2001-16 and 2008-111.

(g) Amended Tax Returns; Tax Elections. Unless otherwise required by applicable Law, with respect to any Tax period of the Company or any Company Subsidiary that ends on or before the Closing Date, Parent will not, without the Stockholders’ Representative’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), cause or permit the Company or any Company Subsidiary to (i) amend any Tax Return that relates in whole or in part to any such Tax period, (ii) make any Tax election that has retroactive effect to any such Tax period, (iii) voluntarily approach any Taxing Authority with respect to any such Tax period, provided however, that Parent may (or may cause the Company or any Company Subsidiary to) respond to inquiries initiated by a Taxing Authority, including those that may result from filing of Tax Returns or payment of Taxes with respect to a Tax period ending after the Closing Date, or (iv) extend the statute of limitations with respect to any such Tax period. The covenants in this Section 5.9(g) shall terminate on the first anniversary of the Closing Date.

(h) Compensatory Payments. Parent agrees that any amounts to be paid pursuant to this Agreement that is treated as compensation for income tax purposes may be paid to the Company or Company Subsidiary (at such time upon which such payment is due), which in turn, shall pay the applicable recipient such amounts through the Company’s or Company Subsidiary’s payroll, less applicable withholding Taxes, and will be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such withholding was made.

(i) Refunds. Except with respect to Transfer Taxes, any refund of Taxes of the Company or any Company Subsidiary (whether in the form of cash received or a credit or offset against Taxes otherwise payable), including any interest received from a Taxing Authority with respect thereto, that is attributable to any Pre-Closing Tax Period of the Company or any Company Subsidiary shall be the property of Parent. If any such refund is received by a Party other than Parent, the Party receiving such refund shall pay over such refund to Parent within ten

(10) days after receipt thereof from the applicable Governmental Entity. Each of the Stockholders’ Representative and Parent shall be entitled to one-half of any refund of Transfer Taxes.

(j) 2014 Tax Return. Prior to Closing (and in no event later than September 15, 2015) the Company will file the 2014 consolidated federal income tax return (Form 1120) with respect to the Company and the Company Subsidiaries and pay all Taxes due in connection therewith. The Stockholders’ Representative shall furnish Parent with a copy of such filed return (including schedules and statements attached thereto) within five calendar days after the return is filed.

Section 5.10 Investigation by Parent; No Other Representations; Non-Reliance of Parent. Parent and its Affiliates have substantial familiarity with the business of the Company and the Company Subsidiaries and fully understand the risks inherent therewith. Furthermore, Parent (for itself and on behalf of its Affiliates and Representatives) has conducted an independent investigation, verification, review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries and Parent, its Affiliates and their advisors and Representatives have had access to the personnel, properties, premises and records of the Company and the Company Subsidiaries for such purpose. In entering into this Agreement, Parent has relied solely upon the aforementioned investigation, review and analysis and not on any factual representations or opinions of the Company, any Company Subsidiary, any Stockholder or any Warrantholder or any of their respective Representatives or any other Person, except for the specific representations and warranties expressly made by the Company in Article III, in each case, as qualified by the Schedules (the “Express Representations”). Parent (for itself and on behalf of its Affiliates and Representatives and each of their successors and assigns): (a) except for the Express Representations, specifically acknowledges that none of the Company, any Company Subsidiary, any Stockholder, any Warrantholder or any other Person is making and has not made any representation or warranty, expressed or implied, at law or in equity, in respect of the Company, the Company Subsidiaries or any of their respective businesses, assets, liabilities, operations, prospects or condition (financial or otherwise), including with respect to merchantability or fitness for any particular purpose of any assets, the nature or extent of any liabilities, the prospects of the business, the effectiveness or the success of any operations, or the accuracy or completeness of any confidential information memoranda, management presentations, projections, documents, material or other information (financial or otherwise) regarding the Company and the Company Subsidiaries furnished to Parent or its Affiliates or their Representatives or made available to Parent, its Affiliates or their Representatives in any data rooms, management presentations or in any other manner or form in expectation of, or in connection with, the transactions contemplated hereby; (b) except for the Express Representations, specifically and irrevocably disclaims that it is relying upon or has relied upon any such other representations or warranties that may have been made by any Person, and acknowledges that the Company, the Company Subsidiaries, the Stockholders, the Warrantholders and their respective Affiliates hereby specifically disclaim any such other representation or warranty made by any Person; (c) specifically disclaims any obligation or duty by the Company, the Company Subsidiaries, the Stockholders, the Warrantholders and their respective Affiliates or any other Person to make any disclosures of fact not required to be disclosed by the Express Representations; and (d) specifically acknowledges Parent is entering into this Agreement and acquiring the Company and the Company Subsidiaries, subject only to the Express Representations. Without limiting the generality of any of the foregoing, (i) none of the Company, the Company Subsidiaries, the Stockholders, the Warrantholders or any of their Affiliates makes any representation or warranty regarding any third party beneficiary rights or other rights which Parent or its Affiliates might claim under any studies, reports, tests or analyses prepared by any third parties for the Company, the Company Subsidiaries or any of their Affiliates, even if the same were made available for review by Parent or any of its Affiliates or Representatives; and (ii) none of the documents, information or other materials provided to Parent at any time or in any format by the Company, the Company Subsidiaries, the Stockholders, the Warrantholders or their Affiliates or Representatives constitute legal advice, and Parent waives all rights to assert that it received any legal advice from the Company, the Company Subsidiaries, the Stockholders, the Warrantholders or any of their Affiliates, or any of their respective Representatives or counsel, or that it had any sort of attorney-client relationship with any of such Persons.

Section 5.11 Consents and Estoppels. The Company shall use its Commercially Reasonable Efforts to seek (x) the consent of the counterparties to the contracts set forth on Annex F and (y) estoppels in a customary form from the applicable landlord under the Leases set forth on Annex F (it being understood that in no event shall obtaining any such consent or estoppel be a condition to Parent’s or Merger Sub’s obligation to consummate the Closing). Parent shall use Commercially Reasonable Efforts to cooperate with the Company in respect of seeking such consents and estoppels.

Section 5.12 Collected VAT Receivables. From time to time (but not less frequently than monthly) after the Closing and until the termination of the Escrow Account, the Company and the Company Subsidiaries will, and the Parent will cause the Company and the Company Subsidiaries to, deposit all Collected VAT Receivables with the Escrow Agent, to be added to the Indemnity Holdback Amount pursuant to the terms of the Escrow Agreement.

Section 5.13 Title Policies. The Company shall use Commercially Reasonable Efforts to assist Parent (at Parent’s sole cost and expense) in obtaining (a) an owner’s policy of title with respect to each parcel of Owned Real Property and (b) a survey of the property located in Greenville, Pennsylvania (and an updated survey for any other property for which the survey previously provided to Parent does not contain all plottable encumbrances listed in the new title policy) (i) identifying the location of such property, and (ii) locating all plottable encumbrances listed in the related title policy.

Section 5.14 Section 280G. Prior to the Closing Date, the Company shall make Commercially Reasonable Efforts to obtain a vote of the Stockholders entitled to vote, in a manner that satisfies the shareholder approval requirements under Section 280G(b)(5)(B) of the Code and regulations promulgated thereunder (a “280G Stockholder Vote”), approving the right of any “disqualified individual” (as defined in Section 280G(c) of the Code) to receive any payment or benefit that would reasonably be expected to be a “parachute payment” under Section 280G of the Code as a result of the consummation of the transactions contemplated by this Agreement (within the meaning of Section 280G(b)(2)(A)(i) of the Code) to avoid any payment received by, or benefit provided to, such “disqualified individual” from being an “excess parachute payment” within the meaning of Section 280G(b)(1) of the Code (“Excess Parachute

Payment”). The Company shall (a) provide drafts of any required waivers, consents or agreements and any materials necessary to comply with the 280G Stockholder Vote to Parent prior to submission to the Company’s disqualified individuals, with respect to such waivers, consents or agreements, or the Company’s Stockholders entitled to vote, with respect to documentation necessary to comply with the 280G Stockholder Vote, and Parent shall have the right to review and provide reasonable comments, which may be incorporated, to the extent that they are timely provided by Parent and (b) make Commercially Reasonable Efforts to obtain all waivers, consents or agreements from each disqualified individual of such disqualified individual’s rights to some or all payments or benefits contingent on the transactions contemplated by this Agreement to avoid any payment or benefit that would reasonably be expected to be a “parachute payment” under Section 280G of the Code from being an Excess Parachute Payment. Prior to the Closing, the Company shall provide Parent and its counsel with copies of all documents executed by the Stockholders and disqualified individuals in connection with the 280G Stockholder Vote. Notwithstanding the foregoing and for the avoidance of doubt, the obligations of the Company contained in this Section 5.14 shall not include obligations with respect to payments or benefits pursuant to agreements or arrangements that create a right or entitlement to receive any “parachute payment” within the meaning of Section 280G of the Code to any “disqualified individual” under Section 280G of the Code that Parent or its Affiliates has provided to, or entered into with (or directed a Person to enter into with), such “disqualified individual”, but of which the Company does not have Knowledge.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Survival of Representations and Warranties. All representations and warranties set forth in Article III and Article IV shall survive the Closing Date until the first anniversary thereof (the “Expiration Date”). No Party shall be entitled to recover for any Loss pursuant to Section 6.2(a)(i) unless written notice of a claim thereof is delivered to the applicable Party prior to the Expiration Date.

Section 6.2 General Indemnification.

(a) Subject to Section 6.2(c) and Section 6.2(d), after the Closing, the Parent Indemnified Parties shall be entitled to make a claim against the Indemnity Holdback Amount for, and, subject to the provisions of this Article VI may recover from the Indemnity Holdback Amount, any and all Losses that any such Parent Indemnified Party may suffer, sustain or become subject to as a result of:

(i) any breach of any Express Representation (in each case ignoring, for purposes of determining the inaccuracy or breach thereof and the amount of Losses relating thereto, any qualification as to materiality, Material Adverse Effect, expectation to result in a material liability or words of similar import contained in any such representation or warranty (other than with respect to (x) the term “Material Contract” or (y) the representations contained in clause (a) of Section 3.5 (Financial Statements) and clause (a) of Section 3.6 (Absence of Certain Changes)), and

(ii) any breach of any covenant by the Stockholders’ Representative under this Agreement requiring performance after the Closing.

(b) Parent shall indemnify the Company Indemnified Parties and save and hold each of them harmless from and against and pay on behalf of or reimburse such Company Indemnified Party for any and all Losses that any Company Indemnified Party may suffer, sustain or become subject to as a result of (i) any breach or inaccuracy of any representation or warranty set forth in Article IV and (ii) any breach of any covenant by Parent or Merger Sub.

(c) Parent Indemnified Parties shall not be entitled to recover for any Loss pursuant to Section 6.2(a)(i) (other than with respect to Fundamental Representations) (i) until the aggregate amount of all Losses that Parent Indemnified Parties would, but for this clause (i), be entitled to indemnification in respect thereof exceeds $1,242,500 in the aggregate (the “Deductible”), in which case, subject to clause (ii), Parent Indemnified Parties shall be entitled to recover for all such Losses in excess of the Deductible, or (ii) to the extent the aggregate amount of all Losses previously indemnified pursuant to Section 6.2(a)(i) (other than with respect to Fundamental Representations) exceeds $1,242,500 (the “General Cap”). Notwithstanding anything to the contrary contained herein, (A) the Deductible and the General Cap shall not apply with respect to any Loss arising from (and such Loss shall not be counted toward the General Cap) actual (but not constructive) common law fraud in respect of a misrepresentation by the Company of an Express Representation; (B) no Stockholder or Warrantholder shall be liable for any Losses in excess of the portion of the Merger Consideration paid to such Stockholder or Warrantholder, as applicable, pursuant to this Agreement, subject to the limitations set forth in this Section 6.2(c); (C) Losses in respect of which a Parent Indemnified Party would otherwise be entitled to indemnification shall be offset by (x) any amounts or benefits received (whether in the form of cash, credit or some other beneficial arrangement, excluding tax benefits) from any third party in respect of such Loss, and (y) the aggregate amount of any insurance proceeds received (whether in the form of cash or credit) in respect of such Loss; and (D) the indemnity obligations hereunder (1) shall not apply to any environmental matter or condition that is discovered by any sampling, investigation or reporting by or on behalf of any Parent Indemnified Party that is not either (x) required by Environmental Law, (y) necessary to respond to, or defend against a Third-Party Claim with respect to any actual or alleged liability arising from, based on or in connection with any Release of a Hazardous Material under or from any property currently or formerly owned, leased or operated by the Company or any Company Subsidiary occurring on or prior to the Closing Date regardless of when such Release is discovered, migration of any such Release of Hazardous Material, or exposure to Hazardous Material from such a Release, or (z) necessary for Parent Indemnified Party to conduct bona fide construction or maintenance projects consistent with commercial or industrial use of the Property or the expansion thereof and (2) shall not apply to any Losses with respect to Remediation by Parent Indemnified Party, except to the extent such Remediation is conducted in a cost effective manner, and is required by Environmental Law to attain compliance with minimum applicable remedial standards for the continued commercial or industrial use of the relevant property or facility, employing where available cost-effective, risk-based remedial standards. Parent Indemnified Parties shall not be entitled to recover any Loss consisting of or relating to Taxes with respect to any taxable period, or the portion of any Straddle Period, beginning after the Closing Date as a result of any breach of the representations and warranties set forth in Section 3.12, other than the representations and warranties set forth in Section 3.12(g).

(d) In the event any Losses incurred by a Parent Indemnified Party are covered by insurance or any indemnity, contribution or other similar right against a third party, such Parent Indemnified Party shall use its Commercially Reasonable Efforts to seek recovery under such insurance or indemnity, contribution or similar right. For purposes of clarity, Parent shall be responsible for the retention amount under the RWI Policy and, to the extent a matter is covered under the RWI Policy but for the retention amount thereunder, no claims shall be made under Section 6.2(a)(i) by Parent with respect to such matter until the Deductible has been satisfied. Parent covenants to maintain in full force and effect the RWI Policy through the policy period thereof and all product liability insurance of the Company and its Subsidiaries as exists as of the Closing Date.

(e) Each Parent Indemnified Party shall use Commercially Reasonable Efforts to mitigate any Loss upon becoming aware of any event, state of facts, circumstances or developments which would reasonably be expected to, or does, give rise thereto. For purposes of clarity, and notwithstanding anything in this Agreement to the contrary, the Parent Indemnified Parties shall be deemed not to have suffered any Loss arising from any liability to the extent such liability was included in the determination of Final Working Capital, Final Indebtedness or Final Transaction Expenses, as it is the intent of the Parties that the procedures set forth in Section 2.5 shall provide the sole and exclusive remedy for such claims

(f) Any Person making a claim for indemnification under this Section 6.2 (an “Indemnitee”) that arises from a claim by a third party (a “Third-Party Claim”) shall notify the indemnifying party (an “Indemnitor”) of the Third-Party Claim in writing, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof (a “Claim Notice”); provided that the failure to give a timely Claim Notice shall affect the rights of an Indemnitee hereunder only to the extent that such failure has a prejudicial effect on the defenses or other rights available to the Indemnitor with respect to such Third-Party Claim. The Indemnitor shall have 30 days after receipt of the Claim Notice (the “Notice Period”) to notify the Indemnitee that it desires to defend the Indemnitee against such Third-Party Claim.

(g) In the event that the Indemnitor notifies the Indemnitee within the Notice Period (the “Defense Notice”) that it desires to defend the Indemnitee against a Third-Party Claim, the Indemnitor shall have the right to defend the Indemnitee by appropriate Proceedings and shall have the sole power to direct and control such defense at its expense commencing upon delivery of the Defense Notice. The Indemnitee may participate in any such defense at its expense. The Indemnitor shall not, without the prior written consent of the Indemnitee (such consent not to be unreasonably withheld, conditioned or delayed), settle, compromise or offer to settle or compromise any Third-Party Claim on a basis that would result in (i) a finding or admission of a violation of Law by the Indemnitee or any of its Affiliates or (ii) any monetary liability of the Indemnitee that is not concurrently paid or reimbursed by the Indemnitor.

(h) If the Indemnitor elects not to defend the Indemnitee against a Third-Party Claim, the Indemnitee shall have the right but not the obligation to assume its own defense; it being understood that the Indemnitee’s right to indemnification for a Third-Party Claim shall not be adversely affected by assuming the defense of such Third-Party Claim in such circumstance. If the Indemnitor elects not to defend the Indemnitee against a Third-Party Claim, the Indemnitee may not settle the Third-Party Claim without the prior written consent of the Indemnitor, which shall not be unreasonably withheld or delayed.

(i) The Indemnitee and the Indemnitor shall cooperate in order to ensure the proper and adequate defense of a Third-Party Claim, including by providing access to each other’s relevant business records and other documents, and employees.

(j) If an Indemnitee wishes to make a claim for indemnification hereunder for a Loss that does not result from a Third-Party Claim (a “Direct Claim”), the Indemnitee shall notify the Indemnitor in writing of such Direct Claim, the amount or the estimated amount of damages sought thereunder to the extent then ascertainable (which estimate shall not be conclusive of the final amount of such Direct Claim).

(k) From and after the Closing, except in the event of actual (but not constructive) common law fraud in respect of a misrepresentation by the Company of an Express Representation, the sole and exclusive remedies for any and all claims arising under or for breach of this Agreement shall be the remedies provided in Section 2.5, Section 8.10, and the rights of indemnification set forth in this Section 6.2, and no Person will have any other entitlement, remedy or recourse for such claims against any Contracting Party or any other Person (including with respect to any such claims arising under CERCLA, or any other environmental, health or safety matters), it being agreed that all such other remedies, entitlements and recourse for such claims are expressly waived and released by the Parties to the fullest extent permitted by Law. The provisions of this Section 6.2(k) and the limited remedies provided in Section 2.5, Section 6.2, and Section 8.10 were specifically bargained for by the Parties and were taken into account by them in arriving at the Enterprise Value and the terms and conditions of this Agreement. No Party shall be entitled to a rescission of this Agreement (or any related agreements) or any further indemnification rights or claims of any nature whatsoever, all of which are hereby expressly waived by the Parties to the fullest extent permitted under applicable Law. Notwithstanding the foregoing, nothing in this Section 6.2(k) is intended to or shall relieve or release any Person from its obligations under any other contract or other document to which such Person is expressly made a party that is delivered pursuant to this Agreement.

(l) Any amounts owing under Section 6.2(a) shall be satisfied solely from the then remaining balance of the Indemnity Holdback Amount. Any amounts owing under Section 6.2(b) shall be paid by Parent to the applicable Company Indemnified Party by wire transfer of immediately available funds within three calendar days after the final determination thereof. All indemnification payments under this Section 6.2 shall be deemed adjustments to the Final Purchase Price.

(m) On the first Business Day following the first anniversary of the Closing Date, the Stockholders’ Representative and Parent shall deliver a joint written instruction to the Escrow Agent to release to the Stockholders and the Warrantholders an aggregate amount equal to (x) the then-remaining balance of the Indemnity Holdback Amount, minus (y) the aggregate amount of all Losses specified in any then-unresolved good faith claims for indemnification made in accordance with this Agreement prior to such date. Such aggregate amount shall be allocated among the Stockholders and the Warrantholders as if such amount had been included in the Closing Merger Consideration and, as allocated, such amounts shall be paid to the accounts of the Stockholders and the Warrantholders as set forth in the Funds Flow.

(n) From and after the Closing, Olympus Growth Fund IV, L.P. shall control the defense of, and indemnify Parent Indemnified Parties for any Losses incurred by Parent Indemnified Parties resulting from, any claim made by any Stockholder or Warrantholder in respect of the payment of the Control Premium hereunder.

ARTICLE VII

TERMINATION

Section 7.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned, at any time prior to the Effective Time:

(a) by mutual written consent of the Company, the Stockholders’ Representative and Parent;

(b) by either Parent, on the one hand, or the Company or the Stockholders’ Representative, on the other hand, if:

(i) any applicable Law is in effect making the consummation of the transactions contemplated hereby illegal or any Order is in effect preventing the consummation of the transactions contemplated hereby; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party whose breach of any representation, warranty, covenant or agreement of this Agreement results in or causes such Order or other action; or

(ii) the Effective Time shall not have occurred on or prior to the date that is seventy-five (75) calendar days following the date of this Agreement (the “End Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party that is then in material breach of any of its representations, warranties, covenants or agreements under this Agreement;

(c) by the Company or the Stockholders’ Representative, if Parent or Merger Sub breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions contemplated hereby set forth in Section 2.8(a) or Section 2.8(c) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to Parent by the Company, cannot be cured or has not been cured by the earlier of the End Date and ten Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to the Company or the Stockholders’ Representative, if the Company is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement;

(d) by Parent, if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to Parent’s obligations to consummate the transactions contemplated hereby set forth in Section 2.8(a) or Section 2.8(b) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company and the Stockholders’ Representative by Parent, cannot be cured or has not been cured by the earlier of the End Date and ten Business Days after the delivery of such notice; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to Parent if Parent is then in material breach of any representation, warranty, covenant or agreement contained in this Agreement; or

(e) by the Company or the Stockholders’ Representative, if: (i) all of the conditions to Closing set forth in Section 2.8(a) and Section 2.8(b) were satisfied or waived as of the date the Closing should have been consummated pursuant to the terms of this Agreement (other than those conditions that by their terms are to be satisfied at the Closing and could have been satisfied or would have been waived assuming a Closing would occur), (ii) the Company has notified Parent that the Company is ready, willing and able to consummate the transactions contemplated by this Agreement, and (iii) Parent fails to complete the Closing within two Business Days after the delivery of such notification.

Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1, this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Parent, Merger Sub, the Company or the Stockholders’ Representative, except that Article I, Section 5.2, Section 5.6, Section 5.7, Article VIII and this Section 7.2 shall survive any termination of this Agreement; provided, however, no such termination shall relieve any Party from any liability arising out of or incurred as a result of its breach in any material respect of the terms of this Agreement prior to such termination (which shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the Company’s direct or indirect equity holders taking into consideration all relevant matters, including other opportunities and the time value of money), arising out of such Party’s breach of any provision of this Agreement.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Extension; Waiver. Subject to the express limitations herein, at any time prior to the Effective Time, the Stockholders’ Representative may (a) extend the time for the performance of any of the obligations or other acts of Parent or Merger Sub, or (b) waive Parent or Merger Sub’s compliance with any of the agreements or conditions or any inaccuracies or breaches in their representations and warranties contained herein, and Parent may (x) extend the time for the performance of any of the obligations or other acts of the Company, or (y) waive the Company’s compliance with any of the agreements or conditions or any inaccuracies or breaches in its representations and warranties contained herein. Any agreement on the part of any Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed as a waiver of, or acquiescence in, any inaccuracy or breach of any representation, warranty, covenant or agreement contained herein, and no single or partial exercise of any such right shall preclude other or further exercise thereof or of any other right.

Section 8.2 Notices. Except as otherwise provided herein, all notices, requests, claims, demands, waivers and other communications hereunder shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by email (in the case of email, with copies by overnight courier service or registered mail) to the respective Parties as follows (or, in each case, as otherwise notified by any of the Parties) and shall be effective and deemed to have been given (a) immediately when sent by email between 9:00 a.m. and 6:00 p.m. Eastern Time on any Business Day (and when sent outside of such hours, at 9:00 a.m. Eastern Time on the next Business Day), and (b) when delivered by hand or overnight courier service or certified or registered mail on any Business Day:

(i) if, prior to the Closing, to the Company, at:

c/o Woodcraft Industries, Inc.
525 Lincoln Avenue Southeast
St. Cloud, Minnesota 56304
Attention:	Dan C. Miller
Tel:	(320) 252-1503
Email:	dcmiller@woodcraftind.com
Fax:	(320) 252-1504

with copies (which shall not constitute notice) to:

Olympus Partners
Metro Center
One Station Place
Stamford, Connecticut 06902
Attention:	David Cardenas
David Haddad
Email:	dcardenas@OlympusPartners.com
dhaddad@OlympusPartners.com

and

Kirkland & Ellis LLP
300 North LaSalle
Chicago, Illinois 60654
Attention:	John Schoenfeld, P.C.
Benjamin P. Clinger, P.C.
Email:	john.schoenfeld@kirkland.com
benjamin.clinger@kirkland.com

(ii) if to the Stockholders’ Representative, to:

Olympus Partners
Metro Center
One Station Place
Stamford, Connecticut 06902
Attention:	David Cardenas
David Haddad
Email:	dcardenas@OlympusPartners.com
dhaddad@OlympusPartners.com

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
300 North LaSalle Street
Chicago, Illinois 60654
Attention:	John Schoenfeld, P.C.
Benjamin P. Clinger, P.C.
Email:	john.schoenfeld@kirkland.com
benjamin.clinger@kirkland.com

(iii) if to any of Parent, Merger Sub, or, after the Closing, the Surviving Corporation, at:

Quanex Building Products Corporation
1800 West Loop South, Suite 1500
Houston, Texas 77027
Attention:	Chief Financial Officer
General Counsel
Fax:	713.513.5891

with a copy (which shall not constitute notice) to:

Gardere Wynne Sewell LLP
1000 Louisiana, Suite 2000
Houston, TX 77002-5011
Attention:	Eric Blumrosen
Greg Meeks
Email:	eblumrosen@gardere.com
gmeeks@gardere.com

or to such other Person or address as any Party shall specify by notice in writing in accordance with this Section 8.2 to each of the other Parties.

Section 8.3 Entire Agreement. This Agreement, together with the Exhibits and Annexes hereto and the Schedules, contains the entire understanding of the Parties with respect to the subject matter contained herein and supersedes all prior agreements and understandings, oral and written, with respect thereto, other than the Confidentiality Agreement. The representations and warranties made by the Company in Article III are the exclusive representations and warranties made by the Company and the Company hereby disclaims any other express or implied representations or warranties.

Section 8.4 Non-Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, in Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement) and the transactions contemplated hereby, may be made, subject to Section 6.1, only against (and such representations and warranties are those solely of) Parent, Merger Sub and the Company (the “Contracting Parties”). No Person who is not a Contracting Party, including any past, present or future director, officer, employee, incorporator, member, partner, manager, Stockholder, Warrantholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any past, present or future director, officer, employee, incorporator, member, partner, manager, Stockholder, Warrantholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, or in connection with this Agreement or the transactions contemplated hereby or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance or breach, and, to the maximum extent permitted by law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, except to the extent otherwise set forth in the Confidentiality Agreement, each Contracting Party disclaims any reliance upon any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding the foregoing, nothing in this Section 8.4 is intended to or shall relieve or release any Person from its obligations under any other contract or other document to which such Person is expressly made a party that is delivered pursuant to this Agreement.

Section 8.5 Binding Effect; Benefit; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and, with respect to the provisions of Section 2.1, Section 5.5, Section 5.9(a) and Section 8.4 shall inure to the benefit of the Persons benefiting from the provisions thereof all of whom are intended to be third-party beneficiaries thereof. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties without the prior written consent of each of the other Parties; provided, however, that any Party may assign its rights under this Agreement to any of its Affiliates without prior written consent; provided, however, that any such assignment shall not relieve the assignor of any liability in connection with this Agreement. Any attempted assignment in violation of this Section 8.5 will be void.

Section 8.6 Amendment and Modification. This Agreement may not be amended or modified except by a written instrument executed by all Parties.

Section 8.7 Counterparts. This Agreement may be executed and delivered via fax or email in several counterparts.

Section 8.8 Applicable Law. THIS AGREEMENT AND THE LEGAL RELATIONS BETWEEN THE PARTIES HERETO SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICT OF LAWS RULES THEREOF. THE STATE OR FEDERAL COURTS LOCATED WITHIN THE STATE OF DELAWARE SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES BETWEEN THE PARTIES HERETO, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE AGREEMENTS, INSTRUMENTS AND DOCUMENTS CONTEMPLATED HEREBY AND THE PARTIES HERETO CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS. EACH OF THE PARTIES HERETO HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 8.2, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED

Section 8.9 Severability. If any term, provision, covenant or restriction contained in this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable term, provision, covenant or restriction or any portion thereof had never been contained herein. Upon such a determination, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a reasonably acceptable manner in order that the transactions contemplated hereby may be consummated as originally contemplated to the fullest extent possible.

Section 8.10 Specific Enforcement. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement is not performed in accordance with its specific terms or is otherwise breached or threatened to be breached and that an award of money damages would be inadequate in such event. Accordingly, it is acknowledged that the Parties and the third party beneficiaries of this Agreement shall be entitled to equitable relief, without proof of actual damages, including an injunction or injunctions or Orders for specific performance to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement (including any Order sought by a Party to cause any other Party to perform its agreements and covenants contained in this Agreement, in addition to any other remedy to which they are entitled at Law or in equity as a remedy for any such breach or threatened breach). Each Party further agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.10 and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. Each Party further agrees that the only permitted objection that it may raise in response to any action for equitable relief is that it contests the existence of a breach or threatened breach of this Agreement.

Section 8.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES AND AFFILIATES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.12 Rules of Construction. The Parties agree that they have been represented by counsel during the negotiation and execution of this Agreement and have participated jointly in the drafting of this Agreement and, therefore, waive the application of any Law, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document. Exhibits and Schedules to this Agreement are attached hereto and by this reference incorporated herein for all purposes. Any reference in this Agreement to an “Article,” “Exhibit,” “Section,” “Schedule,” or “subsection” refers to the corresponding Article, Exhibit, Section, Schedule or subsection of or to this Agreement, unless expressly provided otherwise. The table of contents and the headings of Articles, Exhibits, Sections, or subsections of this Agreement are for convenience only, do not constitute any part of this Agreement and shall be disregarded in construing the language herein. All words used in this Agreement are to be construed to be of such gender or number as the circumstances and context require. The words “this Agreement,” “herein,” “hereby,” “hereunder” and “hereof,” and words of similar import, refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. The words “this Article,” “this Section” and “this subsection,” and words of similar import, refer only to the Article, Section or subsection hereof in which such words occur. The word “or” is exclusive, and the word “including” (in its various forms) means including without limitation. Where this Agreement states that a party “shall,” “will” or “must” perform in some manner or otherwise act or omit to act, it means the party is legally obligated to do so in accordance with this Agreement. Any reference to a statute is deemed also to refer to any amendments or successor legislation as in effect at the relevant time. Any reference to an agreement or other document as of a given date means the agreement or other document as amended, supplemented and modified from time to time through such date. All references to “$” and dollars shall be deemed to refer to United States currency unless otherwise specifically provided. For the avoidance of doubt, actual common law fraud does not include negligent misrepresentation or omission or knowledge of the fact that the Person making such representation or warranty does not have sufficient information to make the statement contained in the representation and warranty set forth herein, but which is nevertheless made as a matter of contractual risk allocation between the Parties.

Section 8.13 Schedules. Matters reflected in the Schedules are not necessarily limited to matters required by this Agreement to be reflected in the Schedules. To the extent any such additional matters are included, they are included for informational purposes and do not necessarily include other matters of a similar nature. Headings and subheadings have been inserted in the Schedules for convenience of reference only and shall not have the effect of amending or changing the express description thereof as set forth in this Agreement. Disclosure of any fact or item in this Agreement or any Schedule referenced by a particular Section in this Agreement shall be deemed to have been disclosed with respect to every other Section in this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure would apply to such other Sections. Neither the specification of any dollar amount in the representations and warranties contained in this Agreement nor the inclusion of any specific item in any Schedule is intended to imply that such amounts, higher or lower amounts, or the item so included or other items, are or are not material or are within or outside the ordinary course of business, and no Party shall use the fact of the setting forth of such amounts or the fact of the inclusion of any such item in any Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter is or is not required to be disclosed (including, whether such amounts or items are or are not material), or may constitute an event or condition which could be considered to have a Material Adverse Effect. No matter or item disclosed on a Schedule admitting or indicating a possible breach or violation of any contract or Law shall be construed as an admission or indication that an actual breach or violation exists, has actually occurred or will occur. The Parties do not assume any responsibility to any Person that is not a Party to this Agreement for the accuracy of any information set forth in the Schedules. Subject to applicable Law, the information on the Schedules is disclosed in confidence for the purposes contemplated in this Agreement and is subject to the confidentiality provisions of any other agreements, including the Confidentiality Agreement, entered into by the Parties or their Affiliates. Moreover, in disclosing the information in the Schedules, each Party expressly does not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein.

Section 8.14 Time of the Essence. Time is of the essence in this Agreement. If the date specified for giving any notice or taking any action is not a Business Day (or if the period during which any notice is required to be given or any action taken expires on a date which is not a Business Day), then the date for giving such notice or taking such action (and the expiration date of such period during which notice is required to be given or action taken) shall be the next date which is a Business Day.

Section 8.15 Stockholders’ Representative.

(a) Pursuant to the Stockholders Approval dated on or about the date hereof, the Letters of Transmittal and the Warrant Termination Agreements, as applicable, the Stockholders and the Warrantholders have constituted, appointed and empowered effective from and after the date of such consent, Olympus Growth Fund IV, L.P. as the Stockholders’ Representative, for the benefit of the Stockholders and the Warrantholders and the exclusive agent and attorney-in-fact to act on behalf of each Stockholder and Warrantholder, in connection with and to facilitate the consummation of the transactions contemplated hereby, which shall include the power and authority: (i) to negotiate, execute and deliver such waivers, consents and amendments under this Agreement and the consummation of the transactions contemplated hereby as the Stockholders’ Representative, in its sole discretion, may deem necessary or desirable; (ii) as the Stockholders’ Representative, to enforce and protect the rights and interests of the Stockholders and the Warrantholders and to enforce and protect the rights and interests of such Persons arising out of or under or in any manner relating to this Agreement and the transactions provided for herein, as and to the extent applicable to them, and to take any and all actions which the Stockholders’ Representative believes are necessary or appropriate under this Agreement for and on behalf of the Stockholders and the Warrantholders, including consenting to, compromising or settling any such claims, conducting negotiations with Parent, the Surviving Corporation and their respective Representatives regarding such claims, and, in connection therewith, to (A) assert any claim or institute any Action or investigation; (B) investigate, defend, contest or litigate any Action or investigation initiated by Parent, the Surviving Corporation or any other Person, or by any Governmental Entity against the Stockholders’ Representative and/or any of the Stockholders or Warrantholders, and receive process on behalf of any or all Stockholders and Warrantholders in any such Action or investigation and compromise or settle on such terms as the Stockholders’ Representative shall determine to be appropriate, and give receipts, releases and discharges with respect to, any such Action or investigation; (C) file any proofs of debt, claims and petitions as the Stockholders’ Representative may deem advisable or necessary; (D) settle or compromise any claims asserted under this Agreement; and (E) file and prosecute appeals from any decision, judgment or award rendered in any such Action or investigation, it being understood that the Stockholders’ Representative shall not have any obligation to take any such actions, and shall not have any liability for any failure to take any such actions; (iii) to waive or refrain from enforcing any right of the Stockholders or the Warrantholders arising out of or under or in any manner relating to this Agreement; provided, however, that such waiver is in writing signed by the Stockholders’ Representative; (iv) to make, execute, acknowledge and deliver all such other agreements, guarantees, orders, receipts, endorsements, notices, requests, instructions, certificates, stock powers, letters and other writings, and, in general, to do any and all things and to take any and all action that the Stockholders’ Representative, in its sole and absolute discretion, may consider necessary or proper or convenient in connection with or to carry out the transactions contemplated by this Agreement; (v) to engage outside counsel, accountants and other advisors and incur such other expenses on behalf of the Stockholders and the Warrantholders in connection with any matter arising under this Agreement; and (vi) to collect, hold and direct the disbursement of (if applicable under this Agreement) the Purchase Price Adjustment Holdback Amount, the Expense Holdback Amount, and the Indemnity Holdback Amount in accordance with the terms of this Agreement.

(b) The Stockholders’ Representative shall be entitled to receive reimbursement from, and be indemnified by, the Stockholders and the Warrantholders for certain expenses, charges and liabilities as provided below. In connection with this Agreement, and in exercising or failing to exercise all or any of the powers conferred upon the Stockholders’ Representative hereunder, (i) the Stockholders’ Representative shall incur no responsibility whatsoever to any Stockholders or Warrantholders by reason of any act or omission performed or omitted hereunder, excepting only responsibility for any act or failure to act which represents willful misconduct, and (ii) the Stockholders’ Representative shall be entitled to rely on the advice of counsel, public accountants or other independent experts experienced in the matter at issue, and any act or omission of the Stockholders’ Representative pursuant to such advice shall in no event subject the Stockholders’ Representative to liability to any Stockholders or Warrantholders. Each Stockholder and Warrantholder shall indemnify, severally and not jointly, based on such Stockholder’s and Warrantholder’s pro rata share of Merger Consideration received by such Stockholder and Warrantholder, as applicable, the Stockholders’ Representative against all losses, damages, liabilities, claims, obligations, costs and expenses, including reasonable attorneys’, accountants’ and other experts’ fees and the amount of any judgment against them, of any nature whatsoever, arising out of or relating to any acts or omissions (including any breach) of the Stockholders’ Representative hereunder. The foregoing indemnification shall not apply in the event of any Action which finally adjudicates the liability of the Stockholders’ Representative hereunder for its willful misconduct. The Stockholders’ Representative shall have the right to recover, at its sole discretion, from the Expense Holdback Amount, prior to any distribution to the Stockholders or the Warrantholders any amounts to which it is entitled pursuant to the expense reimbursement and indemnification provisions of this Section 8.15(b).

(c) All of the indemnities, immunities and powers granted to the Stockholders’ Representative under this Agreement shall survive the Effective Time and/or any termination of this Agreement.

(d) Parent and the Surviving Corporation shall have the right to rely upon all actions taken or omitted to be taken by the Stockholders’ Representative pursuant to this Agreement, all of which actions or omissions shall be legally binding upon the Stockholders and the Warrantholders.

(e) The grant of authority provided for herein (i) is coupled with an interest and shall be irrevocable and survive the death, incompetency, bankruptcy or liquidation of any Stockholder or Warrantholder and (ii) shall survive the consummation of the Merger, and any action taken by the Stockholders’ Representative pursuant to the authority granted in this Agreement shall be effective and binding on each Stockholder and Warrantholder notwithstanding any contrary action of or direction from such Stockholder or Warrantholder, except for actions or omissions of the Stockholders’ Representative constituting willful misconduct.

(f) Each of the Company, Merger Sub and Parent acknowledges and agrees that the Stockholders’ Representative is a Party to this Agreement in such capacity solely to perform certain administrative functions in connection with the consummation of the transactions contemplated hereby. Accordingly, each of the Company, Merger Sub and Parent acknowledges and agrees that the Stockholders’ Representative shall have no liability to, and shall not be liable for any losses of, any of the Company, Merger Sub or Parent in connection with any obligations of the Stockholders’ Representative under this Agreement or otherwise in respect of this Agreement or the transactions contemplated hereby, except to the extent such losses shall be proven to be the direct result of willful misconduct by the Stockholders’ Representative in connection with the performance of its obligations hereunder.

Section 8.16 Legal Representation. Parent and the Company hereby agree, on their own behalf and on behalf of the Surviving Corporation and their current and future directors, managers, equityholders, members, partners, officers, employees and Affiliates and each of their successors and assigns (all such Persons, the “Waiving Parties”), that Kirkland & Ellis LLP (“K&E”) (or any successor thereto) may represent the Stockholders’ Representative or any of the other Stockholders, or any of their respective, direct or indirect, directors, managers, members, partners, officers, employees, equityholders or Affiliates thereof, in connection with any dispute, litigation, claim, proceeding or obligation arising out of or relating to this Agreement, any agreement entered into in connection herewith or the transactions contemplated hereby (any such representation, the “Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Company or any subsidiary thereof, and each of Parent and the Company on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto. Parent and the Company each acknowledge that the foregoing provision applies whether or not K&E provides legal services to the Surviving Corporation or any subsidiary thereof after the Closing Date. Each of Parent and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among K&E, the Company, any Company Subsidiary, the Stockholders’ Representative and/or any Stockholder and/or any director, officer, manager, member, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or proceeding arising out of or relating to, this Agreement, any agreement entered into in connection herewith, the transactions contemplated hereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Stockholders’ Representative, and shall be exclusively controlled thereby and shall not pass to or be claimed by Parent or the Surviving Corporation, and from and after the Closing none of Parent, the Surviving Corporation any subsidiary thereof or any other Person purporting to act on behalf thereof or any of the Waiving Parties, will seek to obtain the same by any process. Except as set forth in the next sentence, from and after the Closing, each of Parent and the Company, on behalf of itself and the Waiving Parties, waives and will not assert any attorney-client privilege with respect to any communication among K&E, the Company, any Company Subsidiary, the Stockholders’ Representative or any Stockholders and/or any director, officer, manager, member, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between Parent, the Surviving Company, the Company or any Company Subsidiary and a third party other than a Party to this Agreement after the Closing, the Company may assert the attorney-client privilege to prevent disclosure of confidential communications by K&E, the Stockholders, the Stockholders’ Representative, the Company or any Company Subsidiary to such third party; provided, however, that (i) the Company may not waive such privilege without the prior written consent of the Stockholders’ Representative and (ii) neither the Stockholders’ Representative nor any Stockholder may waive such privilege without the prior written consent of Parent.

*        *        *         *        *

Each of the Parties set forth below has executed this Agreement and Plan of Merger as of the date first above written.

WII HOLDING, INC.

By:	/s/ Dale B. Herbst
Name:	Dale B. Herbst
Title:	Chief Executive Officer

QUANEX BUILDING PRODUCTS CORPORATION

By:	/s/ William C. Griffiths
Name:	William C. Griffiths
Title:	Chairman, President and Chief Executive Officer

QWMS, INC.

By:	/s/ William C. Griffiths
Name:	William C. Griffiths
Title:	President

Solely in its capacity as the Stockholders’ Representative hereunder and for purposes of Section 2.3(l)(vi) and Section 6.2(n):

OLYMPUS GROWTH FUND IV, L.P.

By:	OGP IV, LLC
Its:	General Partner

By:	/s/ L. David Cardenas
Name:	L. David Cardenas
Title:	Member